UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
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One Dauch Drive Detroit, Michigan 48211-1198 www.aam.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 5, 2016
American Axle & Manufacturing Holdings, Inc. (AAM)

Time and Place	8:00 a.m., local time, on Thursday, May 5, 2016

AAM World Headquarters Auditorium, One Dauch Drive, Detroit, Michigan

Items of Business
(1)   Elect two members of the Board of Directors to serve until the Annual Meeting of Stockholders in 2019;
(2) Advisory vote to approve named executive officer compensation;
(3)   Ratify the appointment of Deloitte & Touche LLP as AAM’s independent public accounting firm for the year ending December 31, 2016; and
(4)   Attend to other business properly presented at the meeting.

Record Date	You may vote if you were an AAM stockholder at the close of business on March 8, 2016.

Meeting Admission
Admission may be limited to AAM stockholders as of the record date and holders of valid proxies. Please be prepared to present identification for admittance. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras and recording devices will not be permitted.

Proxy Materials
We have elected to furnish materials for the 2016 Annual Meeting of Stockholders via the Internet. On March 24, 2016, we mailed a notice of Internet availability to most stockholders containing instructions on how to access the proxy materials on the Internet instead of receiving paper copies in the mail.

Important Notice Regarding Internet Availability of Proxy Materials for the May 5, 2016 Stockholder Meeting: The Proxy Statement and 2015 Annual Report and Form 10-K are available at www.envisionreports.com/axl.

By Order of the Board of Directors,
David E. Barnes
General Counsel, Secretary &
Chief Compliance Officer
March 24, 2016

2016 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

PROXY STATEMENT
Annual Meeting of Stockholders
To Be Held May 5, 2016
INTERNET AVAILABILITY OF PROXY MATERIALS
American Axle & Manufacturing Holdings, Inc. (AAM or the Company) is providing proxy materials electronically via the Internet, instead of mailing printed copies of those materials to each stockholder. On March 24, 2016, we mailed to our stockholders (other than those who previously requested e-mail or paper delivery) a Notice of Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and 2015 annual report on Form 10-K. The Notice of Availability of Proxy Materials provides instructions on how you may submit your proxy over the Internet or by telephone.
This electronic delivery process is designed to expedite stockholder receipt of proxy materials, lower the cost of the Annual Meeting of Stockholders (annual meeting), and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials by e-mail unless you elect otherwise. If you received a printed copy of proxy materials by mail and would like to view future proxy materials over the Internet, you can do so by accessing the Internet at www.envisionreports.com/axl.
QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING
Why am I receiving this proxy statement?
You received these proxy materials because you owned shares of AAM common stock on March 8, 2016 (record date). AAM’s Board of Directors (Board) is soliciting your proxy to vote your shares at the annual meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement includes information that we are required to provide to you and is designed to assist you in voting your shares.
Who is entitled to vote?
Holders of AAM common stock on the record date are entitled to one vote per share. You are a holder of record if your shares are held directly in your name with AAM’s transfer agent, Computershare Trust Company, N.A. If your shares are held in the name of a broker, bank, trustee or other record holder, you are a street name holder. If you hold shares in more than one account, each notice, proxy and/or voting instruction card you receive that has a unique control number must be voted so that all your shares are voted.
How do I vote?
You may vote by any of the following methods:

•	In person — attending the annual meeting and casting a ballot.

•	By mail — using the proxy and/or voting instruction card provided.

•	By telephone or over the Internet — following the instructions on your notice card, proxy and/or voting instruction card.
If you vote by telephone or over the Internet, have your notice card or proxy and/or voting instruction card available. The control number on your card is necessary to process your vote. A telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned the card by mail. If you hold shares in street name, refer to the voting instructions provided by your broker, bank, trustee or other record holder.
How many shares may vote at the meeting?
As of March 8, 2016, we had 76,484,312 shares of common stock outstanding and entitled to vote. Under AAM’s by-laws, a majority of these shares must be present in person or by proxy to hold the annual meeting and take any action during the meeting.
Can I change my vote?
You may change your vote at any time before the annual meeting by:

•	revoking it by written notice to AAM’s Secretary at the address on the cover of this proxy statement;

•	voting in person at the annual meeting; or

•	delivering a later-dated proxy vote by mail, telephone or over the Internet.

What are the Board’s recommendations on how I should vote my shares?
The Board recommends that you vote your shares as follows:
Proposal 1 — FOR the election of the two nominees with terms expiring at the 2019 annual meeting;
Proposal 2 — FOR approval, on an advisory basis, of the compensation of AAM’s named executive officers as described in the Compensation Discussion and Analysis, tables and related narrative; and
Proposal 3 — FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.
What are my choices when voting?
Proposal 1 — You may vote for or withhold your vote on one or more of the nominees.
Proposal 2 — You may vote for or against the proposal to approve the compensation of our named executive officers, or you may abstain from voting your shares.
Proposal 3 — You may vote for or against the proposal to ratify the appointment of the Company’s independent registered public accounting firm, or you may abstain from voting your shares.
What vote is required to approve each proposal?
Proposal 1 — A plurality of the votes cast to elect a director, which means that nominees with the most affirmative votes will be elected to fill the available seats.
Proposal 2 — An affirmative vote of a majority of the shares voted in person or by proxy must be cast in favor of the advisory vote to approve the compensation of AAM’s named executive officers.
Proposal 3 — An affirmative vote of a majority of the shares voted in person or by proxy must be cast in favor of the ratification of the appointment of the Company’s independent registered public accounting firm.
Proposals 2 and 3 are advisory votes only and, as discussed in more detail in each proposal, the voting results are not binding on AAM. However, with respect to proposal 2, the Board and the Compensation Committee will consider the outcome of the vote in making future determinations concerning the compensation of our named executive officers. With respect to proposal 3, the Audit Committee will consider whether the appointment of Deloitte & Touche, LLP is in the best interests of the Company if the appointment is not ratified.
Who will count the votes?
Representatives of Computershare Trust Company, N.A., AAM’s transfer agent, will count the votes and serve as our inspector of election. The inspector of election will attend the annual meeting.
What if I “withhold” my vote or “abstain”?
Votes withheld and abstentions will be counted as present for purposes of determining whether a majority of shares is present to establish a quorum and hold the annual meeting. Abstentions will not be counted in the tally of votes for or against any proposal. A withheld vote has the same effect as an abstention.
What if I do not vote and do not attend the annual meeting?
If you are a holder of record and you do not vote your shares at the annual meeting or by proxy, your shares will not be voted. If you sign and return your proxy card without specific voting instructions, your shares will be voted as recommended by the Board.
Under New York Stock Exchange (NYSE) rules, brokers have discretionary power to vote your shares only on “routine” matters. Brokers do not have discretionary power to vote your shares on “non-routine” matters. If you hold shares in street name, and you do not give your bank, broker, trustee or other holder of record specific voting instructions for your shares, your record holder can only vote your shares on the ratification of the Company’s independent registered public accounting firm (proposal 3), a “routine” matter.
Without your specific instructions, your record holder cannot vote your shares on the election of directors or the advisory vote on named executive officer compensation. If you do not instruct your record holder how to vote on these proposals, the record holder will not vote your shares. Shares not voted will be broker non-votes and will not be counted in determining the outcome of the vote for proposals 1 and 2. Broker non-votes will have no impact on the outcome of these proposals. We urge you to give your record holder voting instructions on each proposal being presented at the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS
The Board proposes that Elizabeth A. Chappell and John F. Smith be re-elected to the Board as Class II directors for terms expiring at the annual meeting in 2019. Ms. Chappell has served on AAM's Board since 2004 and currently serves as Chair of the Compensation Committee and as a member of the Nominating/Corporate Governance Committee and Strategy & Technology Committee. Mr. Smith has served on AAM's Board since 2011 and currently serves as Chair of the Strategy & Technology Committee and as a member of the Audit Committee.
The Board is divided into three classes. Directors serve for staggered three-year terms. The Board believes that the staggered election of directors helps to maintain continuity and ensures that a majority of directors at any given time will have in-depth knowledge of the Company.
The Board unanimously approved the nominations of Ms. Chappell and Mr. Smith based on their demonstrated effectiveness as members of our Board and the Committees on which they serve, their relevant experience and expertise, and their sound judgment and integrity. Each nominee brings a strong and unique background and set of skills to the Board.
Collectively, the Board has high levels of competence and experience in a variety of areas, including manufacturing, engineering, finance, international business, management, law, risk management, strategic business development and the global automotive industry. A summary of the principal occupation, professional background and specific knowledge and expertise that qualify each nominee and returning director to serve on our Board is provided in the following pages of this proxy statement.
The Board unanimously recommends a vote FOR each of the nominees.

Nominees for Director
Class II— Directors to hold office until the 2019 Annual Meeting of Stockholders

ELIZABETH A. CHAPPELL
Age 58
Ms. Chappell has served as President and Chief Executive Officer of the Detroit Economic Club since 2002. Previously, she served as Executive Vice President, Corporate Communications & Investor Relations for Compuware Corporation. From 1995 to 2000, Ms.Chappell was President and Chief Executive Officer of a consulting firm she founded, The Chappell Group, Inc. For 16 years, Ms. Chappell held executive positions at AT&T. From 1999 to 2009, Ms. Chappell served on the Board of Directors of the Handleman Company. She also serves on a number of civic boards, including the Michigan State University Capital Campaign, Citizens Research Council, Detroit Regional Chamber, the United Way Board and Tocqueville Committee, and the Charter One Regional Advisory Board (Midwest). Ms. Chappell is a former board member of the Karmanos Cancer Institute, Michigan Economic Growth Authority and Hospice of Michigan. Ms. Chappell’s demonstrated leadership skills, entrepreneurial business experience and service on various boards enhance her contributions to the Board in the areas of investor relations, community outreach and corporate citizenship, marketing and communications, executive compensation and strategic business development.
Director since 2004

JOHN F. SMITH
Age 65
Mr. Smith is principal of Eagle Advisors LLC, a consulting firm that specializes in strategy development and performance improvement. From 2000 to 2010, Mr. Smith held positions of increasing responsibility with General Motors Corporation in sales and marketing, product planning and corporate strategy, most recently as Group Vice President, Corporate Planning and Alliances. During his 42-year career in the automotive industry, Mr. Smith also served as General Manager of Cadillac Motor Car, President of Allison Transmission, and Vice President, Planning at General Motors International Operations in Zurich, Switzerland. Mr. Smith serves on the boards of CEVA Holdings LLC (where he serves on the Executive Committee) and Arnold Magnetics. Mr. Smith also serves as an advisor to VNG.CO, a developer of compressed natural gas refueling stations, and Enginetics LLC, a fuel-injection technology start-up company. Mr. Smith is a member of the National Advisory Board of Boy Scouts of America and Chairman of the Board of Trustees of St. John's Providence Health System in Michigan. He served on the boards of Smith Electric Vehicles Corp. (June 2012 - December 2013) and Plasan Carbon Composites (December 2013 - December 2014). Mr. Smith's extensive experience in manufacturing, finance, business development, international operations, sales and marketing, product development and mergers and acquisitions is aligned with AAM's key business objectives, including continued global business growth and diversification.

Director since 2011

RETURNING DIRECTORS
Class III — Directors to hold office until the 2017 Annual Meeting of Stockholders

JAMES A. McCASLIN
Age 67
Mr. McCaslin retired from Harley Davidson, Inc. in April 2010. Mr. McCaslin joined Harley Davidson in 1992 and held various senior executive leadership positions, including President and Chief Operating Officer of Harley-Davidson Motor Company from 2001 to 2009. From 1989 to 1992, he held manufacturing and engineering positions with JI Case, a manufacturer of agricultural equipment. Previously, he held executive positions in manufacturing and quality with Chrysler Corporation, Volkswagen of America and General Motors Corporation, where he began his 40-year career in manufacturing. From 2003 to 2006, he served on the Board of Directors of Maytag Corporation. Mr. McCaslin has served on a number of civic boards, including Boys and Girls Clubs of Greater Milwaukee, Manufacturing Skill Standards Council and Kettering University. Mr. McCaslin’s extensive operational expertise and experience in multiple manufacturing industries provide the Board with a valued resource in support of AAM's operational objectives, which include engineering, quality and technology leadership, operational excellence and global geographic and product diversification.
Director since 2011

WILLIAM P. MILLER II CFA
Age 60
Mr. Miller, Chartered Financial Analyst, is Head of Asset Allocation for the Saudi Arabian Investment Company. Separately, since 2003, Mr. Miller has been a member of the Board of Directors of the Chicago Mercantile Exchange, serving on the Audit Committee, Finance Committee and Market Regulation Oversight Committee. From April 2011 to October 2013, he was the Senior Managing Director & Chief Financial Officer of Financial Markets International, Inc. From 2005 to 2011, he was employed by the Ohio Public Employees Retirement System, where he served as Deputy Chief Investment Officer. Previously, he was Senior Risk Manager for the Abu Dhabi Investment Authority and an Independent Risk Oversight Officer and Chief Compliance Officer for Commonfund Group. Mr. Miller also served as Director, Trading Operations and Asset Mix Management with General Motors Investment Management Corp. and as a financial analyst with the U.S. Department of Transportation. Mr. Miller also served on the Public Company Accounting Oversight Board’s Standing Advisory Group, the Institutional Investor Advisory Board for Golub Capital, the Board of Directors of the Dubai Mercantile Exchange and the Board of Directors of the Dubai International Financial Exchange. Mr. Miller’s expertise in finance, investments, risk management, compliance, international business, audit and accounting provides the Board with valuable guidance in assessing and managing risks and in fulfilling the Board’s financial oversight role.
Director since 2005

SAMUEL VALENTI III
Age 70
Mr. Valenti serves as Chairman and Chief Executive Officer of Valenti Capital LLC and World Capital Partners, investment firms located in Bloomfield Hills, Michigan. Since 2002, Mr. Valenti has served as Chairman of the Board of TriMas Corporation, a manufacturer of highly engineered precision products for industry. In June 2015, Mr. Valenti became Co-Chair of the Board of Directors of Horizon Global Corporation, a designer, manufacturer and distributor of custom-engineered towing, trailer and cargo management products. Until 2008, Mr. Valenti had a 40-year career with Masco Corporation, a Fortune 500 manufacturer of home building and home improvement products, serving as Vice President - Investments from 1974 to 1998. From 1988 to 2008, Mr. Valenti was President and a member of the Board of Directors of Masco Capital Corporation. Mr. Valenti is a member of the Business Leaders for Michigan and serves as Chairman of the Renaissance Venture Capital Fund. Mr. Valenti has demonstrated leadership skills, breadth of management experience in diversified manufacturing businesses, and highly recognized subject matter expertise in mergers and acquisitions, finance, economics and asset management.
Director since 2013

Class I — Directors to hold office until the 2018 Annual Meeting of Stockholders

DAVID C. DAUCH
Age 51
David C. Dauch is Chief Executive Officer of AAM, a position he has held since September 2012. Mr. Dauch was appointed Chairman of the Board in August 2013. From September 2012 through August 2015, Mr. Dauch served as AAM's President & CEO. Prior to that, Mr. Dauch served as President & Chief Operating Officer (2008 - 2012) and held several other positions of increasing responsibility from the time he joined AAM in 1995. Prior to joining AAM, Mr. Dauch held several positions at Collins & Aikman Products Company, where he received the President’s Award for leadership and innovation. Mr. Dauch also served on the Collins & Aikman Board of Directors from 2002 to 2007. Presently, he serves on the boards of Business Leaders for Michigan, the Detroit Regional Chamber, the Great Lakes Council Boy Scouts of America, the Boys & Girls Club of Southeast Michigan, the National Association of Manufacturers (NAM), the Original Equipment Suppliers Association (OESA), Amerisure Mutual Holdings, Inc. and the Amerisure Companies (since December 2014) and Horizon Global Corporation (since June 2015). Mr. Dauch also serves on the Miami University Business Advisory Council. Mr. Dauch’s leadership of AAM’s global business and operations provides the Board with strategic vision and insight that are vital to AAM’s strategic plans for the future.
Director since 2009

WILLIAM L. KOZYRA
Age 58
Mr. Kozyra is Chairman of the Board and Chief Executive Officer of TI Automotive Ltd., a global supplier of automotive fluid storage, carrying and delivery technology. He has served as TI Automotive's CEO since June 2008. Prior to that, Mr. Kozyra was President and CEO of Continental AG North America for 10 years. He was also a member of the Executive Board, Continental AG (DAX), Hanover, Germany, with responsibility for Continental AG's NAFTA businesses. Previously, at ITT Automotive, he served as Vice President and General Manager, Brake and Chassis Systems North America. Prior to joining ITT Automotive, he was Vice President and General Manager of Bosch Braking Systems' Brake Products Division. Mr. Kozyra is a member of the Board of Directors of the Motor & Equipment Manufacturers Association (MEMA), the Ford Motor Company Top 100 Supplier Forum, the Board of Trustees of the Notre Dame Preparatory School, the Boy Scouts of America Executive Board in Detroit, Michigan, the Board of Advisors of the University of Detroit and the University of Detroit Alumni Council and the Society of Automotive Engineers. Mr. Kozyra has 36 years of experience in the global automotive industry and demonstrated leadership skills and technical background in the areas of manufacturing, engineering, quality systems and sales, all of which are aligned with AAM's business objectives.
Director since 2015

PETER D. LYONS
Age 60
Mr. Lyons, an attorney, is a partner and Co-Head of the Global Public Mergers & Acquisitions Group of Freshfields Bruckhaus Deringer US LLP, which he joined in September 2014. Based in the New York office of Freshfields, Mr. Lyons represents leading U.S. and global companies in acquisitions and sales of public and private companies, asset acquisition and disposition transactions, and joint ventures. Prior to joining Freshfields, Mr. Lyons was a partner with Shearman & Sterling LLP and a member of the Mergers & Acquisitions Group based in New York, New York. Mr. Lyons practiced law at Shearman & Sterling for 35 years. Mr. Lyons has been recognized and recommended as an Mergers & Acquisitions practitioner by Chambers Global, Chambers USA, The Legal 500 US, and IFLR1000. Mr. Lyons received his law degree from Georgetown University Law Center and his Bachelor of Arts degree from the University of Virginia. From 2003 to 2014, while a partner at Shearman & Sterling, Mr. Lyons served as lead counsel to AAM and as a key advisor to the Board on legal matters. Mr. Lyons has extensive experience advising global companies and corporate boards as well as highly recognized subject matter expertise in mergers and acquisitions and other corporate transactions, corporate governance and other areas of significance to the Board.
Director since 2015

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines that meet or exceed the requirements of the NYSE listing standards. AAM’s Corporate Governance Guidelines are available on our website at http://investor.aam.com.
Director Independence
AAM’s Corporate Governance Guidelines provide that at least a majority of the members of the Board meet the independence criteria of the NYSE listing standards. Currently, eight of our nine directors are independent from the Company. Only David C. Dauch, who serves as AAM's Chief Executive Officer, is not independent due to his employment with AAM.
The Board has established Director Independence Guidelines to assist in determining the independence of our directors for purposes of the NYSE independence standards. The Director Independence Guidelines are included in AAM’s Corporate Governance Guidelines, which are available on our website at http://investor.aam.com. The Board annually reviews and determines, on the recommendation of the Nominating/Corporate Governance Committee, whether any director has a material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company.
As a result of this evaluation, the Board determined that the following nominees and returning directors have no material relationships with AAM and are independent: Elizabeth A. Chappell, William L. Kozyra, Peter D. Lyons, James A. McCaslin, William P. Miller II, John F. Smith and Samuel Valenti III.
In making these independence determinations, the Board considered Ms. Chappell’s position as President & CEO of the Detroit Economic Club, in light of the sponsorship fees AAM pays to this non-profit organization. The annual fees paid by AAM to the Detroit Economic Club are significantly below the threshold amount established under the NYSE independence standards and our Director Independence Guidelines, which is the greater of two percent of the outside entity’s annual gross revenues or $1 million.
Board Leadership Structure
The Board's current leadership structure includes a combined Chairman and CEO role with a lead independent director. In August 2013, the Board appointed David C. Dauch as Chairman of the Board.

Our Board believes that it is in the best interest of the Company to combine the roles of Chairman and CEO at this time because it provides the Company with unified leadership and direction. The Board believes the Company's CEO is best situated to serve as Chairman because he is the director most familiar with the Company's business and industry, and is in a position to effectively identify strategic priorities and lead the discussion and execution of strategy. While the Company's independent directors bring experience, oversight and expertise from various perspectives outside the Company, the CEO's in-depth knowledge of our business enables him to identify areas of focus for the Board and effectively recommend appropriate agendas. The Board believes that the combined role of Chairman and CEO facilitates information flow between management and the Board, provides clear accountability and promotes efficient decision making, all of which are essential to effective governance.
Our Board leadership structure is further enhanced by an Independent Lead Director. In April 2014, the Board selected Mr. McCaslin to serve in this role. The Independent Lead Director's responsibilities are to:

•	preside at executive sessions of the independent directors, which are held at the end of each scheduled Board meeting;

•	call special executive sessions of independent directors, as appropriate;

•	serve as chair of the Nominating/Corporate Governance Committee;

•	serve as liaison between the independent directors and the Chairman & CEO;

•	inform the Chairman & CEO of issues arising from executive sessions of the independent directors; and

•	with Board approval, retain outside advisors and/or consultants who report directly to the full Board on matters of interest to the full Board.
Board Oversight of Risk Management
The Board, directly and through its committees, is responsible for overseeing the management of potential risks affecting the Company. In connection with our overall risk management process, the Board regularly reviews information provided by senior management about the Company’s strategic, operational, financial and compliance risks. In addition, the chairs of the Audit, Compensation, Nominating/Corporate Governance and Strategy &

Technology Committees regularly report to the Board on the activities of their respective committees, including matters related to risk.
The Audit Committee oversees management of financial risks and receives regular reports from management on the Company’s overall risk management structure and processes. The Nominating/Corporate Governance Committee manages risks associated with corporate governance and management succession planning. The Compensation Committee oversees risks related to AAM’s compensation programs. The Strategy & Technology Committee oversees risks related to the Company's strategic plan and AAM’s product, process and systems technology. Additional review or reporting of specific risks is conducted as appropriate or as requested by the Board or a committee.
Stockholder Engagement
Our Board and management team value the opinions and feedback of our stockholders, and we engage with stockholders throughout the year on a variety of issues, including our executive compensation program and corporate governance. Stockholders and other interested parties who wish to communicate with us on these or other matters may contact our Investor Relations Department by email at investorrelations@aam.com or by mail at One Dauch Drive, Detroit, Michigan 48211-1198 (corporate address).
Stockholders or other interested parties may communicate with the Board through the Secretary of AAM by e-mail at AAMBoardofDirectors@aam.com or by mail at the corporate address above. The Board has instructed the Secretary to review all such communications and to exercise his discretion not to forward correspondence to the Board that is inappropriate, such as advertising and business solicitations, routine business matters and personal grievances. However, any director may at any time request the Secretary to forward any communication received by the Secretary on behalf of the Board.
Code of Business Conduct
AAM has adopted a Code of Business Conduct that is designed to assist AAM associates, executive officers and members of the Board in conducting AAM’s business with the highest standards of ethics and integrity. AAM has also adopted a Code of Ethics applicable to our CEO, CFO and other Senior Financial Executives (Code of Ethics). The Board annually reviews the Code of Business Conduct and makes updates as appropriate. AAM’s Code of Business Conduct and Code of Ethics are available on our website at http://investor.aam.com. A written copy also may be obtained by any stockholder without charge upon request to the AAM Investor Relations Department by email at investorrelations@aam.com or by mail at our corporate address above.
Related Person Transactions Policy
The Board has adopted a written policy and procedure for the review, approval and ratification of transactions involving AAM and any “related person” as defined in the policy. This policy supplements AAM’s other conflict of interest policies in our Code of Business Conduct. The Audit Committee is responsible for reviewing, approving and ratifying all related person transactions in accordance with the policy and the Audit Committee's charter.
For purposes of this policy, a related person transaction includes any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which AAM is or is expected to be a participant, the amount involved exceeds $120,000, and a related person has or will have a material interest. A related person includes directors and executive officers and their immediate family members, stockholders owning more than five percent of the Company's outstanding common stock as of the last completed fiscal year, and any entity owned or controlled by any one of these persons.
The Audit Committee makes a determination whether a related person's interest in a transaction is material based on a review of the facts and circumstances. In deciding whether to approve or ratify a related person transaction, the Audit Committee will take into account, among other factors it deems appropriate, (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and (2) the significance of the related person's interest in the transaction.
A member of the Audit Committee may not participate in the review or vote concerning any related person transaction in which the Audit Committee member or his or her immediate family member is involved.
The policy also provides that certain types of transactions are deemed to be pre-approved by the Audit Committee and do not require separate approval or ratification. During fiscal year 2015 and as of the date of this proxy statement, the Company has not engaged in any reportable related person transactions.

Board and Committee Meetings
Directors are expected to attend all Board meetings, meetings of committees on which they serve, and stockholder meetings. Directors are expected to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2015, the Board held four regularly scheduled meetings and one special meeting. All continuing directors attended 100% of the Board and applicable committee meetings during 2015, except two continuing directors each missed one committee meeting. No director attended less than 75% of required meetings. Overall attendance at such meetings was approximately 99%. All incumbent directors and nominees attended the 2015 annual meeting of stockholders.
The following table shows committee membership as of March 24, 2016 and the number of committee meetings held during 2015.
COMMITTEE MEMBERSHIP AS OF MARCH 24, 2016

Name of Director	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee	Executive Committee	Strategy & Technology Committee (1)
David C. Dauch				Chair	X
Elizabeth A. Chappell		Chair	X		X
Steven B. Hantler		X			X
William. L. Kozyra		X	X		X
Peter D. Lyons	X		X		X
James A. McCaslin		X	Chair	X	X
William P. Miller II	Chair				X
John F. Smith	X				Chair
Samuel Valenti III	X	X	X	X	X
No. of Meetings in 2015	5	6	4	—	6

(1) The Strategy & Technology Committee was created effective July 30, 2015 as a result of the Board's consolidation of the Strategy Committee and Technology Committee. The number of meetings held by each of these committees during 2015 is as follows: Strategy Committee, 3 meetings; Technology Committee, 2 meetings; and Strategy & Technology Committee, 1 meeting. This change in committee structure is discussed in the Strategy & Technology Committee section below.

Audit Committee
The Audit Committee assists the Board in fulfilling its oversight responsibility with respect to:

•	the quality and integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent auditors’ qualifications and independence; and

•	the performance of our internal audit function and independent auditors.
The Audit Committee's responsibilities are more fully described in its written charter, which is available on AAM’s website at http://investor.aam.com.
All members of the Audit Committee are independent and financially literate under NYSE listing standards and independent under our Director Independence Guidelines. The Board has also determined that Mr. Miller and Mr. Smith are "audit committee financial experts" as defined by the Securities and Exchange Commission (SEC).
Compensation Committee
The Compensation Committee's responsibilities include the following:

•	establishing and reviewing AAM’s compensation philosophy and programs for executive officers;

•	approving executive officer compensation that is designed to support achievement of AAM’s business strategy and objectives while considering competitive market practices and stockholder interests;

•	approving corporate goals and objectives for executive officer compensation and evaluating executive officer performance in light of these criteria;

•	recommending incentive compensation and equity-based plans to the Board;

•	overseeing management’s risk assessment of the Company’s policies and practices regarding its compensation programs for executive officers and other associates;

•	recommending non-employee director compensation and benefits to the Board;

•	overseeing the preparation of the Compensation Discussion and Analysis (CD&A) for inclusion in our annual proxy statement; and

•	producing the Compensation Committee Report for inclusion in our annual proxy statement.
The Compensation Committee's responsibilities are more fully described in its written charter, which is available on our website at http://investor.aam.com.
All Compensation Committee members are independent under NYSE listing standards, including the standards applicable specifically to compensation committee members, and our Director Independence Guidelines. All Compensation Committee members are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and are "non-employee" directors within the meaning of SEC Rule 16b-3.
Risk Assessment of Compensation Policies and Practices
We conducted an annual risk assessment for the Compensation Committee to determine whether the risks arising from our fiscal year 2015 compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The risk assessment considered, among other things, AAM’s annual and long-term incentive programs and pay mix, performance measures used to calculate payouts, and pay philosophy and governance. Our annual assessment of compensation-related risks focuses on the program for executive officers in light of their decision-making authority and influence, but also includes a review of the compensation of our other salaried associates. Our risk assessment methodology was reviewed by the Compensation Committee and its independent compensation consultant, Meridian Compensation Partners, LLC (Meridian).
We have designed our compensation programs, including incentive compensation plans, with specific features to address potential risks while rewarding our executive officers and other associates for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our programs for executive officers:

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A balanced mix of compensation components. The target compensation mix for our executive officers is composed of base salary, annual cash incentives and long-term equity incentives, representing a mix that is not overly weighted toward short-term cash incentives.

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Multiple performance factors. Our annual incentive and long-term incentive plans include multiple measures of performance. Our use of various performance factors diversifies the risk associated with any single aspect of performance. The performance factors and target award opportunities are established in advance by the Compensation Committee in consideration of the Company's performance goals and objectives and stockholder interests.

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Long-term incentives. Our long-term incentives are 100% equity-based and have a three-year vesting schedule, which complements our annual cash incentive plan. Sixty-six percent of long-term incentive awards to executive officers are performance-based. These awards are capped at a maximum payout.

•	Stock ownership requirements. Our executive officers are required to maintain significant share ownership, which aligns their interests with those of our stockholders.

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Clawback policy. Our clawback policy authorizes the Compensation Committee to recoup past incentive compensation in the event of a material restatement of the Company's financial results due to fraud or intentional misconduct of an executive officer.

Based on our risk assessment and consideration of various mitigating factors, we concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
Role of Management in Compensation Decisions
The Compensation Committee is responsible for making compensation decisions relative to executive officers. In making these decisions, the Compensation Committee seeks and considers input from senior management. Since management has direct involvement with and in-depth knowledge of the business strategy, goals and performance of the Company, certain executive officers play an important role in the executive compensation decision-making process. Senior management participates in the Compensation Committee’s activities in the following specific respects:

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The CEO provides the Compensation Committee with his evaluation of the performance of the Company’s executive officers, including the other named executive officers (NEOs). The CEO and Vice President, Human Resources make compensation recommendations for executive officers, including base salary levels and the amount and mix of incentive awards.

•	The CEO, Vice President & CFO and the Vice President, Human Resources develop and recommend performance objectives and targets for AAM’s incentive compensation programs.

•	The Vice President, Human Resources assists the Chair of the Compensation Committee in developing meeting agendas and oversees the preparation of meeting materials on the matters to be considered.

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The CEO, President, Vice President & CFO, the Vice President, Human Resources and the General Counsel, Secretary & Chief Compliance Officer regularly attend Compensation Committee meetings. Management does not attend the executive session of the Compensation Committee.

Role of Compensation Consultant
The Compensation Committee has retained Meridian as its independent compensation consultant. Meridian provides the Compensation Committee with independent advice and ongoing recommendations on compensation matters related to our executive officers and non-employee directors. Meridian also provides the Compensation Committee with competitive market data, peer group analyses and updates on compensation trends and regulatory developments.
In the course of fulfilling its responsibilities, Meridian may communicate directly with the Chair of the Compensation Committee. Meridian also meets with management to gather information, prepare materials, and review proposals to be made to the Compensation Committee. Meridian provides no other services to the Company other than those described above has no other direct or indirect business relationships with the Company or any of its subsidiaries or affiliates.
The Compensation Committee determined that Meridian is independent of management and that the services provided by Meridian to the Compensation Committee do not give rise to any conflicts of interest. In written correspondence to the Compensation Committee, Meridian provided detailed information addressing each of the six independence factors set forth in NYSE listing standards. In this correspondence and in communications with the Compensation Committee, Meridian affirmed its independence and that of its partners, consultants and employees who service the Compensation Committee on executive compensation matters.
Nominating/Corporate Governance Committee
The Nominating/Corporate Governance Committee’s primary responsibilities are to:

•	identify qualified individuals to serve on the Board and committees;

•	review our Corporate Governance Guidelines and Code of Business Conduct and recommend changes as appropriate; and

•	oversee and approve the process for succession planning for the CEO and other executive officers.
The Nominating/Corporate Governance Committee's responsibilities are more fully described in its written charter, which is available on our website at http://investor.aam.com. All members of the Nominating/Corporate Governance Committee are independent under NYSE listing standards and our Director Independence Guidelines.
Selection Process for Director Nominees. In consultation with the Chairman & CEO, the Nominating/Corporate Governance Committee identifies, evaluates and recommends potential candidates for membership on the Board. This committee conducts inquiries into the backgrounds and qualifications of the candidates and considers questions of independence and possible conflicts of interest. Based on the committee’s evaluation, candidates who meet the Board’s criteria may receive further consideration, which may include interviews with the committee and other directors. The committee then submits its recommendations for nominees to the Board for approval.
Before the Board nominates an incumbent director for re-election by our stockholders, the incumbent director is evaluated by the Nominating/Corporate Governance Committee and/or the Board. This evaluation is based on, among other things, each incumbent director’s contributions to the activities of the Board. After consideration of each incumbent Class II director's qualifications and independence, the committee recommended that the Board nominate Ms. Chappell and Mr. Smith for re-election as Class II directors, each with a term expiring on the date of the 2019 annual meeting of stockholders. Upon review, the Board decided to recommend Ms. Chappell and Mr. Smith for re-election at the 2016 annual meeting of stockholders.

Pursuant to AAM's by-laws, the Board may establish the size of the board by resolution, provided there is a minimum of three members. In February 2016, the Board determined that the Board shall consist of eight directors as of the date of the 2016 annual meeting.
Director Qualifications. AAM’s Corporate Governance Guidelines provide the qualifications for Board membership. Candidates for director nominees to the Board are reviewed in consideration of the current composition of the Board, the operating requirements of the Company and the interests of stockholders. Although specific qualifications may vary from time to time, desired qualities and characteristics include:

•	high ethical character and shared values with AAM;

•	high-level leadership experience and achievement at a policy-making level in business, educational or professional activities;

•	breadth of knowledge of issues affecting AAM;

•	the ability to contribute special competencies to Board activities, such as financial, technical, international business or other expertise, or industry knowledge;

•	awareness of a director's vital role in AAM's good corporate citizenship and corporate image; and

•	sufficient time and availability to effectively carry out a director's duties.
The Board as a whole should reflect the appropriate balance of knowledge, experience, skills, expertise and diversity that, when taken together, will enhance the quality of the Board’s deliberations and decisions. Although the Board has no formal policy regarding diversity, the Board believes that diversity is an essential element of Board effectiveness. In this context, diversity is defined broadly to include differences in background, skills, education, experience, gender, race, national origin and culture.
The Nominating/Corporate Governance Committee considers recommendations of potential candidates from members of our Board, our Chairman & CEO and our stockholders. For director candidates recommended by stockholders, the Nominating/Corporate Governance Committee follows the procedures described below in Other Matters, Stockholder Proposals for 2017 Annual Meeting. The committee will evaluate candidates recommended by stockholders using substantially the same criteria that are considered in evaluating director candidates recommended by our Board members or Chairman & CEO.
Succession Planning. The Nominating/Corporate Governance Committee is responsible for overseeing the Company’s succession planning process for executive officers and other key executive positions at AAM. In performing this role, this committee monitors and approves management’s succession planning process and actions and, with respect to the CEO, makes recommendations to the full Board for approval. The Board has primary responsibility for CEO succession planning and develops both long-term and contingency plans for CEO succession. The Company’s long-term and ongoing succession planning program is designed to support effective senior leadership development and succession in a manner that positions AAM to achieve its strategic, operating and financial performance goals, and enhance stockholder value.
Strategy & Technology Committee
In July 2015, the Board made a key change to its committee structure. By consolidating the Technology Committee and Strategy Committee, the Board created a new Strategy & Technology Committee and appointed all Board members to serve on this committee. This structural change reflects the Board's focus on product, process and systems technologies as an integral part of AAM's business growth strategy.
Effective July 30, 2015, the Strategy & Technology Committee assumed responsibility for the combined duties of the previously separate Technology Committee (formed in 2004) and Strategy Committee (formed in 2012). Accordingly, the Strategy & Technology Committee oversees the development and implementation of AAM’s strategic plan and provides advice to management regarding specific strategic opportunities. This committee also provides oversight and advice to management regarding product, process and systems technologies. Coordination of AAM's strategic plan with the development and acquisition of new technologies is a primary objective of this new committee. In addition, the committee conducts an interactive strategic planning process with management, which includes the committee's approval of strategic goals and objectives and review of potential corporate acquisitions, divestitures, joint ventures and strategic alliances.
Executive Committee
The Executive Committee exercises the authority of the Board during the intervals between Board meetings and does not meet on a regular basis.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
Executive Summary
Our executive compensation program reflects an externally competitive compensation structure based on a market study of executive compensation programs in AAM's comparative peer group. In addition to attracting and retaining key executives, our program is designed to drive Company and individual performance while aligning the interests of our executives with those of our stockholders. In order to ensure that our executive compensation program drives performance in support of our strategic principles and cultural values, we regularly compare our compensation practices and governance against market best practices and consider stockholder feedback.
Named Executive Officers
Our NEOs for the fiscal year ending December 31, 2015 are:
David C. Dauch, Chairman & Chief Executive Officer;
Christopher J. May, Vice President & Chief Financial Officer;
Michael K. Simonte, President;
Alberto L. Satine, President Driveline;
Norman Willemse, President Metal Formed Products; and
Terry J. Woychowski, Former Senior Vice President, Advanced Engineering.
Mr. Woychowski's employment with the Company ended effective December 9, 2015. Mr. Woychowski is included as an NEO pursuant to SEC rules. The terms of Mr. Woychowski's separation from the Company are described below in the Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table.
2015 Highlights
Senior Leadership
During 2015, the Board made executive officer appointments that enhance AAM's senior leadership team and reflect our ongoing commitment to succession planning. These key appointments were made effective August 1, 2015.

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Mr. Simonte: Mr. Simonte, who was promoted to President, has been with AAM for 17 years, most recently serving as Executive Vice President & Chief Financial Officer since 2009. Mr. Simonte served as the Company's Chief Financial Officer since 2006. Mr. Simonte reports to Mr. Dauch.

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Mr. May: Mr. May, who was promoted to Vice President & Chief Financial Officer, has been with AAM for over 21 years, most recently serving as Treasurer since 2011. Mr. May has held positions of increasing responsibility in corporate finance, internal audit and treasury during his career with AAM. Mr. May reports to Mr. Dauch.

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Mr. Satine and Mr. Willemse: The senior leadership team was also strengthened with the advancements of Mr. Satine, who was promoted to President, Driveline (most recently serving as Senior Vice President, Driveline Business Unit) and Mr. Willemse, who was promoted to President, Metal Formed Products (most recently serving as Vice President, Metal Formed Products Business Unit). Both Mr. Satine and Mr. Willemse joined AAM in 2001 and have served in leadership positions of increasing responsibility over AAM's global operations. Mr. Satine and Mr. Willemse each report to Mr. Simonte.

The Board believes these enhancements to AAM's leadership team further position AAM to meet its strategic business objectives and reinforce AAM's commitment to quality, technology leadership and operational excellence.
Performance and Pay
AAM had an outstanding year in 2015, achieving record sales and gross profit for the year. Strong sales growth, which outpaced the industry for the three-year period ending 2015, and solid operational performance resulted in increased profitability and cash flow. AAM also made measurable progress in diversifying our business. For the three-year period ending 2015, AAM's compound annual growth rate was nearly 20% for non-General Motors sales.
As discussed in more detail below, improvements in the Company's performance in 2015 resulted in higher incentive payouts as compared to 2014 payouts. The 2015 incentive payouts reflect an overall pay-for-

performance alignment. This result supports AAM's compensation objectives of rewarding performance and aligning the interests of our executive officers with those of our stockholders.
Changes to Executive Compensation Program
In 2015, we made the following key changes to our executive compensation program:

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Adopted a change in control (CIC) Plan for executive officers. The CIC Plan provides eligible executive officers with severance benefits only if a qualifying termination of employment occurs within two years of a CIC (double-trigger). Severance benefits under the CIC Plan include, among other things, a cash severance payment equal to a multiple of two times base salary and annual bonus. We adopted this arrangement to reflect the competitive market practice, aid in retention and enable our executive officers to objectively consider corporate transactions that could impact their employment status. Mr. Dauch and Mr. Simonte are entitled to similar CIC severance benefits under each of their employment agreements.

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Entered into an amended and restated employment agreement with Mr. Dauch that increased cash severance benefits from two times to three times his annual salary and bonus that would be payable upon a qualifying termination of employment that occurs within two years following a CIC. Mr. Dauch's cash severance benefits were increased to reflect competitive market practice.

•	Entered into an employment agreement with Mr. Simonte on August 1, 2015 in connection with his appointment as President.

•	Adopted double-trigger vesting of all equity-based long-term incentive awards in connection with a CIC to reflect best practice.

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Amended and restated our 2012 Omnibus Incentive Plan to add 2.1 million shares (approved by our stockholders for issuance under the plan), which will permit us to continue to grant equity compensation to our directors, executive officers and other key executives while maintaining dilution levels within industry practice.

•
Amended our annual incentive plan to include operating income margin as an additional performance metric for determining payouts to executive officers beginning in 2016. Operating income margin is a key metric that reflects our overall business results. We believe investors consider operating income margin as a factor in evaluating Company performance.

Results of 2015 Say-on-Pay Vote
At our 2015 annual meeting, over 98% of the votes cast were in favor of the Company's say-on-pay proposal. The Compensation Committee (Committee) and the Board considered this favorable outcome as a reflection of our stockholders' strong support of the overall executive compensation program for our NEOs.
What we do....
Emphasize performance-based compensation

•	A substantial majority of total direct compensation is variable and at risk

•	Mix of annual and long-term incentives balances the focus between achievement of short-term results and long-term share appreciation

•	Annual incentive payouts are directly linked to achievement of short-term financial measures

•	Long-term incentive compensation is 66% performance based

•	Long-term incentives are designed to drive the Company's long-term success, profitability and growth
Use an independent compensation consultant and peer group analysis

•	Independent compensation consultant annually performs market study of pay and best practices

•	Compensation consultant provides independent advice to the Compensation Committee

•	Total direct compensation targeted at 50th percentile of pay among our peer group
Mitigate undue risk in compensation programs

•	All incentive award payouts are capped

•	A risk assessment of compensation programs is performed annually

•	Clawback policy ensures accountability
Enforce stock ownership requirements for executive officers

•	CEO stock ownership requirements are 5 times annual base salary

•	Other NEO stock ownership requirements are 2 to 3 times annual base salary

Utilize double-trigger change-in-control plan

•	Severance payments and vesting of equity awards require both a change in control and a qualifying termination of employment
What we don't do....

•	No hedging or pledging of Company stock

•	No excise tax gross-ups

•	No excessive perquisites

•	No excessive change-in-control or executive severance provisions
Executive Compensation Philosophy and Objectives
The Committee determines the overall compensation philosophy of the Company. The Committee believes that the compensation paid to executives should be structured to provide AAM executives with meaningful rewards, while maintaining alignment with stockholder interests, our cultural values and strategic principles. Accordingly, AAM’s executive compensation program consists of a mix of base salary, annual incentive compensation and long-term incentive compensation, with limited perquisites and other personal benefits. A significant portion of total direct compensation is performance-based and contingent upon the achievement of stated Company performance goals.
Compensation Objectives. The following objectives are considered in determining compensation programs and pay levels for our NEOs.

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Compensation and benefit programs should attract, motivate and retain experienced executives who are vital to our short-term and long-term success, profitability and growth. AAM makes an effort to remain competitive by targeting pay levels of our comparative peer group while considering industry conditions and other market influences. Our compensation programs should encourage high-achieving, marketable executives to remain motivated and committed to AAM for long and productive careers.

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Compensation and benefit programs should reward Company and individual performance. Our compensation programs strive to deliver competitive compensation for exceptional individual and Company performance as compared to companies in our comparative peer group. As executives progress to higher level leadership positions, a greater portion of their compensation is linked to Company performance measured against financial and operational objectives and to stockholder returns.

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Compensation and benefit programs should foster the long-term focus required to deliver value to our stockholders. Our long-term incentive compensation program motivates executive officers to achieve our strategic objectives and deliver long-term value creation to our stockholders. Executive officers who influence long-term results have a greater proportion of their compensation tied to long-term performance.

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Total compensation opportunities should reflect each executive’s level of responsibility and contribution to AAM. While the overall structure of compensation and benefit programs should be broadly similar across the Company, individual pay levels and benefit packages will reflect differences in job responsibilities, geography and marketplace considerations.

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Stock ownership requirements for executive officers should align their interests with those of our stockholders. Our stock ownership requirements align our executive officers’ interests with those of stockholders and reinforce the importance of making sound long-term decisions. AAM’s executive officers are required to maintain a certain level of stock ownership based on their position.

Peer Group and Compensation Benchmarking
Determination of Comparative Peer Group
The Committee uses a comparative peer group in determining competitive pay levels and compensation structure, setting incentive pay opportunities and assessing Company performance relative to its peers in support of AAM's executive compensation philosophy and objectives. The Committee annually reviews the composition of the comparative peer group and makes adjustments to reflect changes in the Company's business as well as industry and market conditions.
Our current comparative peer group consists of the following companies:

A. O. Smith Corporation	Flowserve Corporation	Tower International Inc.
BorgWarner Inc. *	Kennametal Inc.	Trinity Industries, Inc.
Briggs & Stratton	Lear Corporation *	USG Corporation
Cooper-Standard Holdings, Inc.	Meritor Inc. *	Valmont Industries, Inc.
Dana Holding Corporation *	Regal-Beloit Corporation	Visteon Corporation *
Donaldson Company, Inc.	Tenneco Automotive Inc. *	Woodward Inc.
Federal-Mogul Corporation	Terex Corporation

* Included in our competitor peer group as disclosed in our 2015 annual report to shareholders.
Our competitor peer group also includes Autoliv Inc. and Magna International Inc.
The Committee selected this peer group based on guidance from the Committee's independent compensation consultant, Meridian Compensation Partners, LLC (Meridian). Our comparative peer group includes companies in automotive and related industries with comparable (1) revenues (between one-third and three times our revenues), (2) complexity of global business and operations and (3) market capitalization. This group also includes companies that compete with AAM for executive talent and companies included in the proxy advisory firms' peer groups. AAM's projected revenues are at approximately the median of the comparative peer group's projected revenues.
Compensation Benchmarking
The Committee targets total direct compensation at approximately the 50th percentile of our comparative peer group. The Committee believes that this approach reflects a generally accepted benchmark of external competitiveness and supports our ability to attract and retain key executives.
Total direct compensation consists of base salary plus target annual and long-term incentive compensation. Total direct compensation for each NEO may be above or below the 50th percentile of our comparative peer group based on various factors, including an individual's level of responsibility, demonstrated skills and experience, significance of position, contribution to Company performance, time in position, potential for advancement and internal pay equity considerations. The Committee generally sets performance objectives for annual and long-term incentive compensation so that targeted total direct compensation levels can be achieved only when target performance objectives are met. Consequently, actual pay may vary from targeted levels based on achieved performance against pre-established performance objectives.
Tally Sheets
Annually, the Committee reviews compensation tally sheets for each executive officer, including the NEOs. The tally sheets, which are prepared by management, provide a summary of the current amounts of each component of pay and a history of prior long-term incentive grants. The tally sheets also show estimates of potential payments and benefits that could be realized under various hypothetical termination scenarios. The tally sheets consist of information that is substantially similar to the information shown for each NEO in Potential Payments Upon Termination or Change in Control below. The Committee did not change the NEOs’ compensation based on its review of this information in 2015.

Total NEO Total Direct Compensation Pay Mix
The following chart illustrates the allocation of 2015 total direct compensation components at target for our CEO and for our other NEOs as a group as of December 31, 2015. This analysis highlights the Company's emphasis on long-term and at-risk compensation.

Total NEO Compensation
For 2015, the Committee set total direct compensation for Mr. Dauch and Mr. Simonte at approximately the 50th percentile of the peer group. At the time of Mr. May's appointment as CFO, the Committee set his total direct compensation below the 50th percentile, subject to further review in 2016. The levels of total direct compensation for Mr. Satine and Mr. Willemse were determined in consideration of internal pay equity based on their positions. Accordingly, total direct compensation was set below the 50th percentile of the peer group for Mr. Satine and above the 50th percentile for Mr. Willemse.

Components of the AAM Compensation Program
The primary components of AAM’s executive compensation program for 2015 are summarized below:

Component	Key Characteristics	Purpose
Base Salary
* Part of competitive total compensation package

* Determined based on market comparative positions and individual performance, experience, time in position, professional development, contributions to the Company and internal equity considerations
* Provides base level of cash compensation for attracting and retaining executive talent
Annual Incentive Compensation	* Determined based on pre-established financial performance factors, including: - Net income as a % of sales (50%) and - Net operating cash flow (50%)	* Provides an opportunity to earn a cash-based annual incentive award * Aligns with financial performance * Target awards vary based on position and other factors
Long-Term Incentive Compensation
Performance Shares (66%)
* Performance Shares tie a substantial portion of total compensation to the Company's future achievement of pre-established performance goals over a three-year performance period, including:

- EBITDA (33%)
- Relative TSR (33%)

 * Aligns the interests of executive officers with those of shareholders by providing a mix of equity compensation tied to financial and share performance

* Combined with the Company's vesting and stock ownership requirements, as well as a clawback feature, equity-based awards balance the goals of encouraging sustainable results over time and reward those results with appropriate levels of actual compensation

* Total target awards vary based on position and other factors

Restricted Stock Units (34%)	* Restricted Stock Units align awards with stock price performance and encourage executive retention with vesting after a three-year period
Retirement Benefits and Deferred Compensation	* Includes qualified and nonqualified defined benefit and defined contribution plans, as well as a nonqualified retirement plan and deferred compensation plan	* Provides income upon retirement including tax-deferred methods for general savings
Perquisites	* Primarily consists of the use of a Company-provided vehicle with AAM content	* Provides a limited supplement to total direct compensation

Base Salary. In the fourth quarter of each year, the Committee reviews base salaries for executive officers for the following calendar year. In determining 2015 base salaries for executive officers, the Committee reviewed benchmark data comparing pay levels of our executive officers with those of executives holding similar positions at companies in our comparative peer group. The Committee considered the recommendations of Mr. Dauch in determining other NEO base salaries. The Committee approved 2015 base salaries as follows:

	Base Salary
	2015	2014
David C. Dauch	$1,150,000	$1,100,000
Christopher J. May (effective August 1, 2015)	$350,000	NA
Michael K. Simonte (effective August 1, 2015)	$640,000	$560,100
Alberto L. Satine (effective August 1, 2015)	$510,000	$450,000
Norman Willemse (effective August 1, 2015)	$450,000	$385,000
Terry J. Woychowski (through December 9, 2015)	$463,500	$463,500
Mr. Dauch's base salary was adjusted to $1,150,000 effective January 1, 2015. The Committee approved this increase of 4.5% in consideration of the Company's financial performance and Mr. Dauch's leadership in strengthening AAM's management team and advancing product technology and innovation.
For Mr. May, the Committee determined his base salary upon his appointment as CFO on August 1, 2015. The Committee initially set Mr. May's salary below the 50th percentile based on Mr. May being new to the CFO position. The Committee made this determination subject to further review in 2016. In connection with their new appointments, other NEOs received base salary increases as follows: Mr. Simonte, 11%; Mr. Satine, 10%; and Mr. Willemse, 10%. Mr. Simonte and Mr. Satine also received an annual merit increase of 3%, which is consistent with the budgeted amount for the merit program for U.S. salaried associates. Mr. Willemse also received a 6.5% increase, which reflects the annual merit increase and an adjustment for internal pay equity as discussed above. The Summary Compensation Table shows the base salary earned in 2015 for each NEO.
Annual Incentive Compensation. Each NEO's annual incentive compensation is based on achieved results against pre-established financial targets approved by the Committee and established under AAM’s Incentive Compensation Plan for Executive Officers. Payment of annual cash incentive awards are permitted to the extent the Company meets or exceeds threshold performance levels and reports positive net income. The Committee may make discretionary adjustments if it determines that the achievement of performance targets for a plan year do not reflect the true performance of the Company due to unanticipated circumstances specified in the plan.

The 2015 annual incentive targets for Mr. May, Mr. Simonte, Mr. Satine and Mr. Willemse were increased in connection with their appointments to new positions. The table below shows the 2015 target annual incentive opportunities for our NEOs, stated as a percentage of base salary:

	Target Annual Incentive Opportunity
	2015	2014
David C. Dauch	125%	125%
Christopher J. May	54%	NA
Michael K. Simonte	88%	80%
Alberto L. Satine	68%	60%
Norman Willemse	68%	60%
Terry J. Woychowski	60%	60%

Effective August 1, 2015, the annual incentive target opportunity for certain NEOs was increased as follows: Mr. May, from 50% to 60%; Mr. Simonte, from 80% to 100%; Mr. Satine and Mr. Willemse; each from 60% to 80%.

2015 Annual Incentive Performance
In support of the Company’s 2015 goals and objectives, the Committee approved the use of net operating cash flow and net income as a percentage of sales (NIPS), each with equal weighting, as the performance metrics for determining 2015 annual cash incentives. These performance metrics were selected for the following reasons:

•	net operating cash flow is an important financial metric for AAM due to its impact on liquidity, debt reduction and stockholder value creation;

•	increasing net operating cash flow is key to achieving credit rating upgrades, which has a favorable impact on the Company’s cost of future financing; and

•	net income is a key indicator of financial and operational performance.

Net operating cash flow is defined as net cash provided by or used in operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and from government grants.

In the fourth quarter of 2014, in conjunction with a review of the Board-approved annual budget, the Committee set 2015 performance targets for the net operating cash flow and NIPS performance metrics as follows:

	Net Operating Cash Flow		Net Income as a Percentage of Sales
	Performance	Payout	Performance	Payout
Threshold	$50 million	25%	1.5%	25%
Target	$175 million	100%	4%	100%
Maximum	$275 million	200%	6%	200%
Budgeted net operating cash flow for 2015 was $175 million. Generating positive cash flow was a critical objective for 2015. Accordingly, the threshold performance level was set at $50 million. The target performance level for net operating cash flow was based on achieving the budget and the maximum performance level was based on outperforming budgeted cash flow by $100 million. The target and threshold performance levels for NIPS were determined based on our performance relative to our competitor peer group. The target performance level for NIPS, or 4%, was set at a level to meet the performance of the median net income of our competitor peer group for the three most recent fiscal years. The maximum award opportunity for NIPS was set at a level to meet the performance in the top one-third of our competitor peer group. Target performance levels are intended to be aggressive but achievable based on industry conditions.
The Company’s 2015 net operating cash flow was $189.5 million. Accordingly, the net operating cash flow metric resulted in the achievement of 114% of target payout. The Company’s 2015 NIPS was 6.05%, excluding the impact of debt redemption costs, net of tax, of approximately $0.5 million. Accordingly, the NIPS performance metric resulted in an achievement of 200% of target.
Based on the weighting of each performance metric, the 2015 annual incentive awards resulted in a payout of 157% of target. No discretionary adjustments were made to 2015 annual incentive payouts for any NEO. The annual incentive awards paid are shown in the Summary Compensation Table.
2016 Amendment & Restatement of Annual Incentive Plan
In February 2016, the Committee approved the use of operating income margin as an additional performance measure for annual incentives awarded under the Annual Incentive Plan for Executive Officers. The Committee selected this additional performance measure based on a market analysis performed by Meridian that compared the performance metrics used by AAM under our annual incentive plan to the performance metrics used by companies in our comparative peer group and among a broader industry group. As a result, the Committee decided to maintain the existing performance measures and add operating income margin, a pre-tax earnings measure under the plan. Accordingly, the Second Amended & Restated AAM Annual Incentive Plan for Executive Officers was adopted effective January 1, 2016 and filed as Exhibit 10.38 to our annual report on Form 10-K for the fiscal year ended December 31, 2015.

Long-Term Incentive Compensation. The table below shows the 2015 target long-term incentive opportunities for our NEOs:

	2015 Target Long-Term Incentive Opportunity
	($)(1)	%(2)
David C. Dauch	4,312,500	375%
Christopher J. May	148,320	60%
Michael K. Simonte	1,153,800	200%
Alberto L. Satine	556,200	120%
Norman Willemse	410,000	100%
Terry Woychowski	540,000	120%

(1) Amounts reflect the value the Committee considered when granting the awards for 2015. These amounts differ from the value of the awards shown in the 2015 Summary Compensation Table and Grants of Plan-Based Awards Table because those tables reflect the probable outcome of the performance metrics for the performance shares.
(2) Stated as a percentage of base salary.

Mr. Dauch's LTI opportunity was increased to 375% from 350% of base salary effective January 1, 2015. The Committee approved this increase in consideration of the Company's financial performance and Mr. Dauch's leadership in strengthening AAM's management team and advancing product technology and innovation. Mr. Dauch's LTI opportunity was increased to 400% for 2016 based on the market benchmark study provided by Meridian.

For Mr. Simonte, Mr. Satine, Mr. Willemse and Mr. Woychowski, 2015 LTI targets were not changed from 2014. Mr. May's 2015 LTI target was determined based on his prior position as Treasurer. The target opportunities for Mr. May (100%), Mr. Simonte (230%), Mr. Satine (150%) and Mr. Willemse (150%) were increased for 2016 awards in connection with their appointments to new positions.
2015 Long-Term Incentives
The Committee determined the LTI program and each NEO's target LTI opportunity for 2015 in consideration of peer group data, market trends, pay-for-performance alignment and executive retention. Under the 2015 LTI program, each NEO was granted performance shares of 66% and RSUs of 34% of the NEO's target LTI value. RSU awards vest in full on the third anniversary of the grant date and are payable in shares.
Performance share awards are subject to two equally weighted three-year performance metrics: (1) cumulative earnings before interest, taxes, depreciation and amortization (EBITDA) margin and (2) relative total shareholder return (TSR). The Committee selected EBITDA margin because it is a key indicator of our financial and operational performance and is useful in analyzing entity valuation. The Committee selected relative TSR because of its alignment with stock price performance. This TSR performance metric is designed to motivate executive officers to build long-term value for our stockholders. The EBITDA and relative TSR performance measures also complement the metrics we use to determine payouts under our annual incentive program.
The following table shows the threshold, target and maximum EBITDA margin and relative TSR performance levels to be used in determining 2015 performance share payouts. These performance levels were designed to drive a level of performance in the top one-half of our competitor peer group. The competitor peer group consists of companies listed above in Peer Group and Compensation Benchmarking.

	EBITDA Margin Performance Measure		Relative TSR Performance Measure
Performance Level	3 Year Cumulative EBITDA Margin	Percent of Target Award Opportunity Earned	Company's TSR Percentile Rank	Percent of Target Award Opportunity Earned
Threshold	10%	25%	35th	50%
Target	12%	100%	50th	100%
Maximum	15%	200%	75th	200%

Payout of 2013 Performance Unit Awards
Payouts of the 2013 cash-based performance unit awards were determined based on EBITDA margin for the performance period beginning January 1, 2013 through December 31, 2015. The Company's cumulative EBITDA margin for the performance period was 13.9%, after adjustments approved by the Committee for certain special charges, including debt refinancing costs and the payout of certain terminated vested participants under our defined benefit U.S. pension plans. The adjusted EBITDA margin resulted in a payment at 163% of target. See Summary Compensation Table for the amounts paid to NEOs (other than Mr. May) in March 2016.
Payout of 2012 Performance Unit Award
The payout of a 2012 cash-based performance unit award to Mr. Dauch was determined based on EBITDA margin for the performance period beginning July 1, 2012 through June 30, 2015. The Company's cumulative EBITDA margin for the performance period was 13.1% after adjustments approved by the Committee for certain special charges, including debt refinancing costs and the payout of certain terminated vested participants under our defined benefit U.S. pension plans. The adjusted EBITDA margin resulted in a payment at 135.4% of target. See Summary Compensation Table for the amount paid to Mr. Dauch in August 2015.
Equity Grant Practices
AAM generally makes equity grants to its executive officers and other executives on an annual basis, subject to the approval of the Committee. Grants are typically made in the first quarter of each year to coincide with the communication to executive officers of their annual cash incentive awards for the previous year’s performance. This timing increases the impact of the awards by strengthening the link between pay and performance. AAM has never allowed backdating, spring loading or other timing of option grants with the release of material non-public information. Currently, stock options are not used as a vehicle for long-term incentive awards under our compensation programs.
Benefits. Our NEOs participate in the same benefit and retirement plans in which our U.S. salaried associates participate. A group of approximately 60 senior executives, including the NEOs, also receive supplemental life, supplemental disability and umbrella liability insurance benefits. Our NEOs are eligible to participate in AAM’s qualified and nonqualified defined benefit pension plans and defined contribution plans. They are also eligible to participate in a nonqualified deferred compensation plan that permits deferrals of a portion of base salary and/or annual cash incentive compensation on a pretax basis. These plans are described in the Pension Benefits and Nonqualified Deferred Compensation sections below.
Perquisites. AAM provides a limited number of perquisites to senior executives, including our NEOs. AAM does not pay for country club memberships. Senior executives are eligible for the use of a Company-provided vehicle with AAM content. Mr. Dauch has the use of two Company-provided vehicles. Occasionally, the Company invites spouses of AAM executives to attend Company business events and pays for the spouse’s travel and related non-business expenses. The Company reimburses the executive for taxes attributable to the income associated with this benefit. We do not provide tax gross ups for executives except for those available for all salaried associates generally. Perquisites are further described in the footnotes to the Summary Compensation Table.
Employment Agreements
In February 2015, Mr. Dauch's employment agreement was amended to change the severance payments and benefits in the event his employment is terminated on or within two years following a change in control (CIC). The amendment reflects an increase in his severance payment from two times to three times his annual base salary and bonus. The CIC benefits for Mr. Dauch were determined in consideration of market data and the level of CIC benefits provided to other executive officers under the AAM Executive Officer Change in Control Plan (CIC Plan) discussed below.
The Company entered into an employment agreement with Mr. Simonte effective August 1, 2015 in connection with his appointment as President of the Company.
The terms of Mr. Dauch's and Mr. Simonte's employment agreements are described in the Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table and Potential Payments Upon Termination or Change in Control.

Change in Control Plan
In February 2015, upon the recommendation of the Committee, the Board approved the CIC Plan for executive officers. The CIC Plan provides eligible executive officers with severance payments and benefits in the event of termination of employment on or within two years following a CIC. Mr. Dauch and Mr. Simonte do not participate in the CIC Plan due to the severance payments and benefits provided under each of their employment agreements.
Severance payments and benefits under the CIC Plan include, among other things, a severance payment equal to two times annual base salary and annual bonus and continuation of medical benefits for two years. CIC severance payments and benefits are subject to continued compliance following termination of employment for two years with the non-competition provision of the CIC Plan. CIC severance payments and benefits for all executive officers are subject to the execution and non-revocation of a general waiver and release of claims against the Company. Certain severance payments are also subject to the Company's clawback policy as described below.
The Board believes the CIC Plan enhances stockholder value by encouraging executive officers to consider CIC transactions that may be in the best interests of the Company and our stockholders while keeping them neutral to potential job loss. The Board also believes that the CIC Plan is aligned with competitive market practices and will help to retain key talent. Severance benefits provided to our NEOs are further described under Potential Payments Upon Termination or Change in Control.
Executive Compensation Recoupment (Clawback) Policy
The clawback policy authorizes the Committee to determine whether to require recoupment of performance-based incentive compensation actually paid or awarded to any executive officer if certain conditions are met. For purposes of this policy, performance-based compensation includes all annual incentives for periods beginning with the 2014 fiscal year and long-term incentives awarded after January 1, 2014, whether paid in cash or equity, to the extent the awards are determined based on the Company's financial performance.
The Committee may require recoupment if the executive officer engaged in fraud or intentional misconduct that caused or contributed to the need for a material restatement of the Company's financial statements filed with the SEC. If the Committee determines that any performance-based compensation paid or awarded to the executive officer would not have been awarded or would have been awarded at a lower amount had it been calculated based on such restated financial statements (adjusted compensation), the Committee may seek to recover for the benefit of the Company the excess of the awarded compensation over the adjusted compensation (excess compensation). In deciding whether to seek recovery of excess compensation from the executive officer, the Committee will consider the factors it deems relevant under the circumstances and whether the assertion of a claim is in the best interests of the Company.
Executive Officer Stock Ownership Requirements
 A fundamental objective of our compensation program is for executive officers to own AAM stock in order to align their interests with those of our stockholders and to reinforce the importance of making sound long-term decisions. The Company's current stock ownership requirements are as follows:

Multiple of Base Salary
Chief Executive Officer	5
President; Executive Vice President	3
Senior Vice President; Group Vice President; Vice President	2

Executive officers have five years from April 2012 to meet these requirements or, for new executive officers, five years from the date of appointment. Shares owned directly, unvested RSUs and performance shares (at target) count toward the requirement while unexercised stock options are not included. These ownership levels must be maintained as long as the person is an executive officer of AAM.
The Committee annually reviews each executive officer’s stock ownership level according to this policy. Each NEO has met or is on track to meet the ownership requirements established for his position.

Anti-hedging and Anti-pledging Policy
AAM prohibits employees and non-employee directors from entering into transactions that may result in a financial benefit if our stock price declines, or any hedging transaction involving our stock, including but not limited to the use of financial derivatives, short sales or any similar transactions. Pledging of Company stock is also prohibited.
Tax Deductibility of Compensation
In general, the compensation awarded to NEOs will be taxable to the executive and will give rise to a corresponding corporate deduction at the time the compensation is paid. Section 162(m) of the Code precludes a public corporation from taking a tax deduction for annual compensation in excess of $1 million paid to the CEO or to other NEOs other than the CFO. One exception applies to performance-based compensation paid pursuant to stockholder-approved employee benefit plans. Performance-based compensation is compensation that is paid only if the individual’s performance meets pre-established objective performance goals based on performance criteria approved by our stockholders.
Although deductibility of compensation is preferred, tax deductibility is not the primary objective of our compensation programs. The Committee may decide to pay compensation or grant awards that serve the objectives of our executive compensation program even though such compensation or awards may not be deductible by the Company.
The annual incentives and long-term incentive performance share awards granted in 2015 to our NEOs are intended to comply with the performance-based compensation exemption under Section 162(m). RSUs granted to NEOs in 2015, although not deductible, were considered to be the appropriate vehicle for a portion of the long-term incentive component of our executive compensation program.

REPORT OF THE COMPENSATION COMMITTEE
We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee of the Board of Directors
Elizabeth A. Chappell, Chair
Steven B. Hantler
William L. Kozyra
James A. McCaslin
Samuel Valenti III

SUMMARY COMPENSATION TABLE
The following table summarizes the compensation of our named executive officers (NEOs) for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013 to the extent they served as our NEOs in such years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Options Awards ($)	Non-Equity Incentive Plan Compen- sation(3) ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compen- sation(5) ($)	Total ($)
David C. Dauch(1)Chairman & Chief Executive Officer	2015	1,150,000	—	5,348,595	—	5,447,875	1,201,615	67,131	13,215,216
	2014	1,100,000	—	4,454,330	—	2,638,120	1,081,679	75,189	9,349,318
	2013	1,033,333	—	1,750,002	—	3,185,250	245,423	116,389	6,330,397
Christopher J. May Vice President & Chief Financial Officer	2015	292,505	—	148,344	—	297,646	107,445	44,199	890,139

Michael K. Simonte President	2015	603,192	—	1,431,050	—	1,773,967	347,876	52,561	4,208,646
	2014	560,100	—	1,296,049	—	961,046	375,597	52,666	3,245,458
	2013	543,800	—	543,810	—	1,429,085	27,943	50,817	2,595,455
Alberto L. Satine President Driveline	2015	482,875	—	689,895	—	899,225	224,587	52,473	2,349,055
	2014	450,000	—	624,777	—	498,640	237,798	41,032	1,852,247
	2013	360,000	—	216,006	—	565,800	—	41,399	1,183,205
Norman Willemse President Metal Formed Products	2015	426,667	—	508,544	—	743,575	169,498	32,065	1,880,349
	2014	375,767	—	445,473	—	445,467	135,322	48,459	1,450,488
	2013	320,000	—	160,006	—	579,120	12,546	50,348	1,122,020
Terry J. Woychowski (6) Former Senior Vice President, Advanced Engineering	2015	437,932	—	669,787	—	440,100	—	492,901	2,040,720
	2014	463,500	—	624,777	—	305,100	57,407	50,819	1,501,603

(1)	Compensation of Mr. Dauch is based solely on employment as an executive officer. He received no compensation for serving as a director.

(2)
Reflects the grant date fair value of restricted stock units and performance share awards made during fiscal year 2015 calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in our financial statements. See Note 6 to the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2015 regarding assumptions underlying the valuation of equity awards. Assuming the maximum performance levels are achieved for the performance share awards granted on March 2, 2015, the maximum value of performance share awards would be $5,692,562 for Mr. Dauch, $1,523,080 for Mr. Simonte, $734,270 for Mr. Satine, $541,259 for Mr. Willemse and $712,858 for Mr. Woychowski based on grant date fair value. These amounts may not reflect the actual value realized upon vesting or settlement, if any. Mr. May did not receive a grant of performance share awards during 2015.

(3)Reflects amounts earned under the AAM Incentive Compensation Plan for Executive Officers for 2015 and cash-based performance unit awards granted under the 2012 Omnibus Incentive Plan for the 3-year performance period ending December 31, 2015. For Mr. Dauch, also reflects the payment of $338,500 for a cash-based performance award for the performance period July 1, 2012 through July 30, 2015. The 2015 amounts earned are as follows:

Name	AAM Incentive Compensation Plan	2012 Omnibus Incentive Plan	Total
David C. Dauch	$2,256,875	$3,191,000	$5,447,875
Christopher J. May	$297,646	$—	$297,646
Michael K. Simonte	$887,573	$886,394	$1,773,967
Alberto L. Satine	$547,145	$352,080	$899,225
Norman Willemse	$482,775	$260,800	$743,575
Terry Woychowski	$—	$440,100	$440,100

(4)
Reflects the annualized increase in pension value under the Salaried Retirement Program, the Albion Pension Plan and the Supplemental Executive Retirement Program (SERP). For Mr. Woychowski, reflects a net negative change in pension value for 2015 of $82,596 resulting from the forfeiture of his SERP benefit upon termination of employment. See Pension Benefits Table below. There are no above-market or preferential earnings on compensation deferred under our Executive Deferred Compensation Plan.

(5) The components of All Other Compensation for 2015 are as follows:

Name	Employer 401(k) Match Contributions(a) ($)	Retirement Contributions(b) ($)	Executive Life Insurance Premiums(c) ($)	Company-Provided Vehicles(d) ($)	Tax Gross Ups for Spousal Travel(e) ($)	Other(f) ($)	Total ($)
David C. Dauch	13,086	13,250	10,859	22,214	2,033	5,689	67,131
Christopher J. May	12,855	12,855	1,096	16,978	—	415	44,199
Michael K. Simonte	13,250	13,250	5,047	20,414	—	600	52,561
Alberto L. Satine	12,975	13,250	6,362	18,376	—	1,510	52,473
Norman Willemse	12,865	13,250	4,943	—	407	600	32,065
Terry Woychowski	9,000	7,950	5,620	20,303	—	450,028	492,901
(a)Includes employer matching contributions under AAM’s 401(k) plan.
(b)Includes employer retirement contributions under AAM’s 401(k) plan.
(c)Includes executive life insurance premiums paid by the Company.

(d)
Includes personal use of Company-provided vehicles. The aggregate incremental cost of Company-provided vehicles is based on total vehicle cost if business use of the vehicle is less than 50%. For Mr. Dauch, includes the cost of personal use of a second Company-provided vehicle. For Mr. May, reflects a vehicle allowance of $5,000 through May 2015 and the personal use of a Company-provided vehicle for the remainder of the year.

(e)	Includes amounts reimbursed for taxes attributable to the income associated with the cost of spousal travel for participation in Company business meetings and events.

(f)
For Mr. Dauch, includes the cost of travel for spousal participation in Company business meetings or events, personal umbrella liability insurance premiums, cost of an executive physical and meals provided during business hours. For Mr. May, Mr. Simonte and Mr. Willemse, includes the cost of personal umbrella liability insurance premiums. For Mr. Satine, includes the cost of an executive physical and the cost of personal umbrella liability insurance premiums. For Mr. Woychowski, includes a severance payment of $448,168 in connection with the termination of his employment effective December 9, 2015, the cost of personal umbrella insurance premiums and the cost of an executive physical.

(6) Refer to the Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table and the Potential Payments Upon Termination or Change in Control section below for a description of the terms of the separation agreement with Mr. Woychowski effective December 9, 2015.

GRANTS OF PLAN-BASED AWARDS
Annual and long-term incentive awards granted in 2015 to the NEOs are shown in the following table. The annual and long-term incentive compensation programs are described in the Compensation Discussion and Analysis and the Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table below.

Name	Grant Date	Approval Date	Estimated Future Payouts under Non Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David C. Dauch
Annual Incentive	1/1/2015	10/28/2014	359,375	1,437,500	2,875,000	—	—	—	—	—
Performance Shares (TSR)	3/2/2015	2/4/2015	—	—	—	28,181	56,362	112,724	—	1,759,002
Performance Shares (EBITDA)	3/2/2015	2/4/2015	—	—	—	14,091	56,362	112,724	—	2,123,325
Restricted Stock Units	3/2/2015	2/4/2015	—	—	—	—	—	—	58,070	1,466,268
Christopher J. May
Annual Incentive	1/1/2015	10/28/2014	47,396	189,583	379,166	—	—	—	—	—
Restricted Stock Units	3/2/2015	2/4/2015	—	—	—	—	—	—	5,875	148,344
Michael K. Simonte
Annual Incentive	1/1/2015	10/28/2014	141,333	565,333	1,130,666	—	—	—	—	—
Performance Shares (TSR)	3/2/2015	2/4/2015	—	—	—	7,540	15,080	30,160	—	470,632
Performance Shares (EBITDA)	3/2/2015	2/4/2015	—	—	—	3,770	15,080	30,160	—	568,109
Restricted Stock Units	3/2/2015	2/4/2015	—	—	—	—	—	—	15,537	392,309
Alberto L. Satine
Annual Incentive	1/1/2015	10/28/2014	87,125	348,500	697,000	—	—	—	—	—
Performance Shares (TSR)	3/2/2015	2/4/2015	—	—	—	3,635	7,270	14,540	—	226,889
Performance Shares (EBITDA)	3/2/2015	2/4/2015	—	—	—	1,817	7,270	14,540	—	273,883
Restricted Stock Units	3/2/2015	2/4/2015	—	—	—	—	—	—	7,490	189,123
Norman Willemse
Annual Incentive	1/1/2015	10/28/2014	76,875	307,500	615,000	—	—	—	—	—
Performance Shares (TSR)	3/2/2015	2/4/2015	—	—	—	2,680	5,359	10,718	—	167,249
Performance Shares (EBITDA)	3/2/2015	2/4/2015	—	—	—	1,340	5,359	10,718	—	201,890
Restricted Stock Units	3/2/2015	2/4/2015	—	—	—	—	—	—	5,521	139,405
Terry J. Woychowski
Annual Incentive	1/1/2015	10/28/2014	67,500	270,000	540,000	—	—	—	—	—
Performance Shares (TSR)	3/2/2015	2/4/2015	—	—	—	3,529	7,058	14,116	—	220,273
Performance Shares (EBITDA)	3/2/2015	2/4/2015	—	—	—	1,765	7,058	14,116	—	265,896
Restricted Stock Units	3/2/2015	2/4/2015	—	—	—	—	—	—	7,272	183,618

(1)	Reflects annual incentive awards granted under the AAM Incentive Compensation Plan for Executive Officers.

(2)
Reflects performance share awards granted under the 2012 Omnibus Incentive Plan. The awards are payable in common stock based on the Company's EBITDA margin and relative TSR performance, each weighted 50%, over the 3-year performance period January 1, 2015 through December 31, 2017.

(3)
Reflects RSUs granted under the 2012 Omnibus Incentive Plan. The awards are payable in common stock, contingent upon continued employment through the 3-year vesting period. No options were granted in 2015.

(4)
Reflects the full grant date fair value of performance share awards and RSUs made during fiscal year 2015 calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in our financial statements. See Note 6 to the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2015 regarding assumptions underlying the valuation of equity awards.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
Our employment agreements with Mr. Dauch as CEO and Mr. Simonte as President provide for the following compensation and benefits as of December 31, 2015:

	CEO Employment Agreement	President Employment Agreement
Base Salary	$1,150,000 effective January 1, 2015, subject to annual review and increase by the Compensation Committee.	$640,000 effective August 1, 2015, subject to annual review and increase by the Compensation Committee. (Actual amount paid for 2015, $603,192)
Annual Incentive	Participation in the annual incentive plan for executive officers. Target opportunity of 125% of base salary, subject to the annual review and increase by the Compensation Committee.
Participation in the annual incentive plan for executive officers. Initial target opportunity as of August 1, 2015 is 100% of base salary, subject to annual review and increase by the Compensation Committee.

Long-Term Incentive	Participation in the long-term incentive plans for executive officers. Target opportunity of 375% for 2015, subject to annual review and increase by the Compensation Committee.	Participation in the long-term incentive plans for executive officers. Initial target opportunity for 2016 is 220% of base salary, subject to annual review and increase by the Compensation Committee.
Other Benefits
Participation in plans applicable to executive officers. Retiree medical, dental and vision coverage equivalent to the benefit levels offered in the Company's group health care plans for salaried associates as of September 1, 2012.
Participation in plans applicable to executive officers.
Term	Initial term: September 1, 2012 through August 31, 2015. Additional one-year extensions unless either party provides 60 days' written notice of intent not to renew.	Initial term: August 1, 2015 through July 31, 2018. Additional one-year extensions unless either party provides 60 days' written notice of intent not to renew.
Mr. Dauch and Mr. Simonte are also entitled to certain payments and benefits in the event of termination of employment under the scenarios described below in Potential Payments Upon Termination or Change in Control.

Agreement with Former Executive

The Company entered into a separation agreement and release with Mr. Woychowski in connection with his separation from employment with AAM as of December 9, 2015. Pursuant to the separation agreement, Mr. Woychowski received a lump sum severance payment of $448,168 (less withholding taxes) and executed a full and final release of claims against AAM. Payments made to Mr. Woychowski are shown in the Potential Payments Upon Termination or Change in Control section below.

Payment or settlement of outstanding LTI awards were made to Mr. Woychowski under the terms of applicable award agreements. Mr. Woychowski received full payment of the 2013 performance unit award of $440,100 for the performance period January 1, 2013 through December 31, 2015. He also received pro-rata payouts of two-thirds of his 2014 performance share awards and one-third of his 2015 performance share awards, less shares withheld for taxes. The remaining balance of each of these performance awards was forfeited. Outstanding RSU awards for 2013, 2014 and 2015 were forfeited. Pursuant to the AAM Incentive Compensation Plan for Executive Officers, Mr. Woychowski was not eligible to receive payment of an annual incentive award for 2015.
Annual Incentive Awards
In 2015, annual incentive awards were granted under the AAM Incentive Compensation Plan for Executive Officers. Net operating cash flow and NIPS were selected as performance metrics for these awards. The maximum payout for both performance metrics is 200%. See Annual Incentive Compensation in the CD&A.
Long-Term Incentive Awards
In 2015, the Company granted long-term incentive awards to NEOs in the form of RSUs and performance share awards. The terms of these awards are described in Long-Term Incentive Compensation in the CD&A.

2015 Awards Granted Under the 2012 Omnibus Incentive Plan
Restricted Stock Units (RSUs). The RSUs granted on March 2, 2015 to NEOs vest in three years. All RSUs are payable in common stock.
Performance Share Awards. The performance share awards granted to NEOs on March 2, 2015 are based upon the attainment of certain EBITDA margin performance targets and relative TSR over a three-year performance period beginning January 1, 2015 through December 31, 2017. The performance share awards represented 66% of the total LTI award opportunity for executive officers. One-half of the 2015 performance share payouts, or 33% of the total LTI award, earned will be measured by EBITDA margin performance and one-half, or 33% of the total LTI award, will be measured by relative TSR performance over a three-year period. TSR performance share payouts will be capped if the Company's TSR is negative for the three-year period. All performance shares are payable in common stock.
The following tables illustrate the threshold, target and maximum performance levels for determining 2015 award payouts for each performance measure.

	EBITDA Margin Performance Measure		Relative TSR Performance Measure
Performance Level	3-Year Cumulative EBITDA Margin	Percent of Target Award Opportunity Earned	Company TSR Percentile Rank	Percent of Target Award Opportunity Earned
Threshold	10%	25%	35th	50%
Target	12%	100%	50th	100%
Maximum	15%	200%	75th	200%
2013 Performance Unit Awards
Payouts of the 2013 cash-based performance unit awards were determined based on EBITDA margin for the performance period beginning January 1, 2013 through December 31, 2015. The Company's cumulative EBITDA margin for the performance period was 13.9%, after adjustments approved by the Committee for certain special charges, including debt refinancing and the payout of certain terminated vested participants under our defined benefit U.S. pension plans. The adjusted EBITDA margin resulted in a payment at 163% of target.
2012 Performance Unit Award
The payout of the 2012 cash-based performance unit award to Mr. Dauch was determined based on EBITDA margin for the performance period beginning July 1, 2012 through June 30, 2015. The Company's cumulative EBITDA margin for the performance period was 13.1% after adjustments approved by the Committee for certain special charges, including debt refinancing costs and the payout of certain terminated vested participants under our defined benefit U.S. pension plans. The adjusted EBITDA margin resulted in a payment at 135.4% of target.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
David C. Dauch	15,000	15.58	3/15/2016	137,687(3)	2,607,792
	13,000	26.02	3/14/2017	66,447(4)	1,258,506
				58,070(5)	1,099,846
						64,493(6)	1,221,497
						128,986(6)	2,442,995
						28,181(7)	533,748
						112,724(7)	2,134,993
Christopher J. May				9,678(3)	183,301
				7,310(4)	138,451
				5,875(8)	111,273
Michael K. Simonte	10,000	26.02	3/14/2017	42,786(3)	810,367
				19,334(4)	366,186
				15,537(5)	294,271
						18,765(6)	355,409
						37,530(6)	710,818
						7,540(7)	142,808
						30,160(7)	571,230
Alberto L. Satine	8,000	26.02	3/14/2017	16,995(3)	321,885
				9,320(4)	176,521
				7,490(5)	141,861
						9,046(6)	171,331
						18,092(6)	342,662
						3,635(7)	68,847
						14,540(7)	275,388
Norman Willemse	9,700	10.08	6/25/2018	12,589(3)	238,436
				6,645(4)	125,856
				5,521(5)	104,568
						6,450(6)	122,163
						12,900(6)	244,326
						2,680(7)	50,759
						10,718(7)	202,999

(1)	All outstanding options are vested as of December 31, 2015.

(2)	Reflects value of outstanding RSUs at $18.94, the closing price of AAM common stock on December 31, 2015.

(3)	Reflects RSUs granted on March 6, 2013 that vested on March 6, 2016.

(4)	Reflects RSUs granted on March 6, 2014. RSUs vest three years from the date of grant.

(5)	Reflects RSUs granted on March 2, 2015. RSUs vest three years from the date of grant.

(6)
Reflects performance shares granted on March 6, 2014 for the performance period January 1, 2014 through December 31, 2016 that would be paid at the end of the performance period based on actual performance through December 31, 2015. The TSR awards reflect a target payout and the EBITDA awards reflect a maximum payout. Payouts will be determined at the end of the performance period based on actual performance.

(7)
Reflects performance shares granted on March 2, 2015 for the performance period January 1, 2015 through December 31, 2017 that would be paid out at the end of the performance period based on actual performance through December 31, 2015. The TSR award amounts reflect a threshold payout and the EBITDA award reflect a maximum payout. Payouts will be determined at the end of the performance period based on actual performance.

(8)
Reflects the value of 2014 and 2015 performance shares based on performance through December 31, 2015 as described above in footnotes (6) and (7) multiplied by the closing price of AAM common stock on December 31, 2015.

OPTIONS EXERCISED AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1) (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
David C. Dauch	—	—	101,708	2,420,267
Christopher J. May	—	—	—	—
Michael K. Simonte	10,000	69,601	34,466	865,441
Alberto L. Satine	—	—	13,929	349,757
Norman Willemse	—	—	13,520	339,487
Terry J. Woychowski (4)	—	—	23,990	535,238

(1)
Reflects the number of shares acquired upon exercise of stock options. Value realized upon exercise is based on the difference between the market price upon exercise and the exercise price of the options.

(2)
Reflects the number of shares vested in May 2015 under RSU awards granted in May 2012. For Mr. Dauch, also includes the number of shares vested in September 2015 under an RSU award granted in September 2012.

(3)	Reflects the number of shares underlying vested RSUs multiplied by the closing market price of AAM common stock on the vesting date.

(4)
Reflects the number of shares (approximately 1/3) that vested ratably in March 2015 under an RSU award granted in March 2013. Amount also includes the pro-rata vesting (at target) of 2/3 of the performance share awards granted in March 2014 and 1/3 of the performance share awards granted in March 2015 in connection with the termination of Mr. Woychowski's employment in December 2015.

PENSION BENEFITS
The NEOs are eligible to participate in pension plans that provide benefits based on years of service and pay. The following table shows the value of the benefits accumulated by the NEOs (other than Mr. Woychowski) and their years of credited service under AAM’s Salaried Retirement Program (SRP), the Albion Pension Plan and AAM’s Supplemental Executive Retirement Program (SERP), each effective as of December 31, 2015.

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)
David C. Dauch	AAM Retirement Program for Salaried Employees	11.5000	329,766
	AAM Supplemental Executive Retirement Program	20.5000	3,821,527
Christopher J. May	AAM Retirement Program for Salaried Employees	12.5000	141,795
	AAM Supplemental Executive Retirement Program	21.5000	406,650
Michael K. Simonte	AAM Retirement Program for Salaried Employees	8.0833	220,170
	AAM Supplemental Executive Retirement Program	17.0833	1,494,233
Alberto L. Satine(3)	AAM Retirement Program for Salaried Employees	10.5833	504,473
	AAM Supplemental Executive Retirement Program	14.5833	638,564
Norman Willemse(4)	Albion Pension Plan	6.3333	309,197
	AAM Supplemental Executive Retirement Program	14.5000	583,430

(1)
The years of credited service are through December 31, 2015. Benefits under the SRP were frozen effective December 31, 2006 for Mr. Dauch, Mr. May and Mr. Simonte. Benefits under the SRP were frozen effective December 31, 2011 for Mr. Satine. As a result, credited service under the SRP is less than actual service with the Company. Credited service under the SERP reflects actual years of service with the Company.

(2)
The values shown are based on benefits deferred to the earliest age at which unreduced benefits are payable. The assumptions used to calculate the actuarial present value of accumulated benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2015 and assume continued employment until unreduced retirement age is attained. For material assumptions used, see Note 5 to the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2015.

(3)
Mr. Satine was eligible to retire on December 31, 2015 under both the SRP and the SERP. He qualifies for a reduced benefit of approximately 61% of the unreduced benefit under the SRP and the lump sum benefit under the SERP.

(4)
Mr. Willemse is not a participant in the SRP. Mr. Willemse was eligible to retire on December 31, 2015 under both the Albion Pension Plan and the SERP. He qualifies for the lump sum benefit under the SERP.

Salaried Retirement Program (SRP). The annual retirement benefit payable to each executive, commencing on retirement at or after age 65, equals the sum of the executive’s contributions plus an additional benefit based on the executive’s average monthly salary (determined as the average of the executive’s base salary in the highest 60 months during his final 10 years of service) and years of credited service. Benefits under the SRP may be paid as a single life annuity or, upon election, in the form of a joint and survivor annuity with a reduction in the amount of the annual benefit. The SRP is a qualified plan subject to Internal Revenue Code (IRC) limitations on benefits and is subject to Employee Retirement Income Security Act of 1974.
Effective December 31, 2006, the SRP was amended to freeze benefits at current levels for associates who were not eligible to retire by December 1, 2011. Associates who were eligible for early or normal retirement on or before December 31, 2011 continued to accrue benefits through December 31, 2011.
Albion Pension Plan. Our Albion Automotive Limited subsidiary provides pension benefits under the Albion Pension Plan for its salaried associates. Mr. Willemse is a participant in this plan as based on his former employment with this subsidiary. The annual retirement benefit payable, commencing on retirement at or after age 65, is based on the participant's average salary (as defined in the plan during the final 10 years of service with Albion Automotive Limited), years of pensionable service and the percentage of participant contributions made to the plan. The participant may elect benefits to be in the form of an annuity or to receive a portion of the benefit payable in a lump sum.
Supplemental Executive Retirement Program (SERP). Executive officers who are grandfathered under the SRP are eligible to receive the basic form of pension benefit under the SERP upon retirement. In addition, the executive may be eligible to receive the alternative form of benefit, if greater than the basic benefit, upon retirement at or after age 62. The executive must have at least 10 years of credited service to receive either form of benefit under the SERP.
The total monthly benefit payable under the basic form of SERP is equal to the following amount:

•
Two percent of the executive’s average monthly salary calculated as of December 31, 2011 (as determined for the SRP excluding the limitations as specified under the IRC), multiplied by the executive’s years of credited service; less

•
The benefit payable to the executive under the SRP (without reduction for survivor benefits), plus 2% of the maximum monthly social security benefit payable at age 65 multiplied by the executive’s years of credited service.

The Compensation Committee has discretion to reduce or eliminate the amount payable under the alternative form of benefit. Subject to the Compensation Committee’s discretion, the total monthly benefit payable under the alternative form of SERP is equal to the following amount:

•
1.5% of the executive’s average monthly salary calculated as of December 31, 2011 (as determined for the SRP excluding the limitations as specified under the IRC) and average monthly incentive compensation as of December 31, 2011 (determined as the average of the highest five of the executive’s last 10 annual cash incentive awards, divided by 12) multiplied by the executive’s years of credited service; less

•	The benefit payable to the executive under the SRP (without reduction for survivor benefits), plus the maximum monthly social security benefit payable at age 65.
SERP benefits payable under the basic and alternative forms are generally paid as a single life annuity. If the executive’s spouse is eligible for survivor benefits under the SRP; however, the executive’s monthly SERP benefit will be reduced and paid in the form of a joint and survivor annuity.
Mr. Dauch, Mr. May, Mr. Simonte and Mr. Willemse, who are not grandfathered under the SRP, are eligible to receive a benefit under the current SERP formula, payable six months after retirement in a lump sum. As a grandfathered participant, Mr. Satine may alternatively be eligible to receive a benefit under the current SERP formula if this benefit is greater than that under the basic or alternative benefit described above. Under the current SERP formula, the amount of the benefit will be equal to 12.5% of the executive’s final average compensation (determined as the executive’s average annual base salary and cash incentive for the highest five consecutive years), multiplied by the executive’s years of credited service, less the sum of the actuarial equivalent value of the executive’s benefits payable under the SRP, Albion Pension Plan and the balance of the executive’s employer retirement contribution account under AAM’s 401(k) plan.

NONQUALIFIED DEFERRED COMPENSATION
The following table summarizes deferred compensation of NEOs under the Executive Deferred Compensation Plan for the 2015 fiscal year.

Name	Executive Contributions in Last FY ($)	Registrant contributions in Last FY ($)	Aggregate Earnings In Last FY(1) ($)	Aggregate Withdrawals Distributions ($)	Aggregate Balance at Last FYE(2) ($)
David C. Dauch	—	—	10,307	—	385,522
Christopher J. May	—	—	—	—	—
Michael K. Simonte	—	—	—	—	—
Alberto L. Satine	—	—	—	—	—
Norman Willemse	—	—	(1,993)	—	126,703
Terry J. Woychowski	—	—	—	—	—

(1)
Reflects hypothetical accrued earnings or losses during 2015 on notional investments designed to track the performance of funds similar to those available to participants in the Company’s 401(k) plan. None of the earnings shown in this column are reported as compensation in the Summary Compensation Table.

(2)	Of the aggregate balance, the amounts reflect compensation previously reported in the Summary Compensation Table for each of the NEOs.
Under AAM’s Executive Deferred Compensation Plan, a nonqualified, tax-deferred savings plan, certain executives, including the NEOs, may elect to defer payment of 6% to 75% of their base salary and/or their annual incentive award during any plan year. Base salary deferred into the plan receives a 3% Company match. Matching contributions are vested after five years of credited service. The amounts deferred are unfunded and unsecured obligations of AAM.
Amounts deferred or credited into this plan are represented in the executive’s notional account and are “invested” among funds similar to those available under AAM’s 401(k) plan. Although the executive has no actual or constructive ownership of shares in the investment funds, the return on the executive’s account is determined as if the amounts were notionally invested in these funds.

The table below shows the investment fund options available under the Executive Deferred Compensation Plan and the annual rates of return for the calendar year ended December 31, 2015.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Fidelity Retirement Money Market Portfolio	0.02%	Vanguard External Market Index	(3.27)%
PIMCO Total Return Fund	0.73%	Harding Loevner Institutional Emerging Market Fund	(13.47)%
PIMCO High Yield Fund	(1.85)%	Fidelity Freedom Income K Fund	(0.32)%
Dreyfus International Bond Fund	(6.39)%	Fidelity Freedom K 2005 Fund	(0.17)%
Vanguard Total Bond Market Fund	0.40%	Fidelity Freedom K 2010 Fund	(0.23)%
Domini Social Equity Fund	(6.91)%	Fidelity Freedom K 2015 Fund	(0.22)%
Spartan 500 Index Fund	1.36%	Fidelity Freedom K 2020 Fund	(0.14)%
Touchstone Value Y Fund	(1.90)%	Fidelity Freedom K 2025 Fund	(0.15)%
T. Rowe Price Growth Stock Fund	10.85%	Fidelity Freedom K 2030 Fund	(0.13)%
Fidelity Growth Company Fund	7.83%	Fidelity Freedom K 2035 Fund	(0.13)%
Fidelity Low-Priced Stock Fund	(0.45)%	Fidelity Freedom K 2040 Fund	(0.12)%
Nuveen Mid Cap Growth Opportunities	(0.60)%	Fidelity Freedom K 2045 Fund	(0.14)%
American Beacon Small Cap Value Fund	(5.04)%	Fidelity Freedom K 2050 Fund	0.15%
Royce PA Mutual Fund	(11.34)%	Fidelity Freedom K 2055 Fund	(0.11)%
Fidelity Diversified International Fund	3.24%	Spartan International Index Fund	(0.79)%
Distributions can be received (1) upon retirement in a lump sum or in annual payments over a period of five or ten years, (2) in a lump sum upon death, disability, termination of employment or change in control or (3) if elected by the participant, during employment at a specified date after a minimum deferral period. The minimum deferral period is at least three years following the end of the plan year to which the deferral election relates and distributions during employment consist of participant deferrals and related earnings or losses (not Company contributions and related earnings or losses).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following tables show the estimated potential payments and benefits that each of the NEOs (other than Mr. Woychowski) would receive upon termination of employment under various circumstances that would trigger payments under applicable employment agreements and the Company’s plans and programs, assuming the termination event occurred on December 31, 2015. Although the calculations are intended to provide reasonable estimates of the potential payments, they are based on numerous assumptions and may not represent the actual amounts these NEOs would receive upon each termination event. For Mr. Woychowski, the table shows actual payments made in connection with termination of his employment without cause as of December 9, 2015.
Employment Agreements
Under our employment agreements with Mr. Dauch and Mr. Simonte, the Company may terminate their employment with or without cause. Cause means:

•	a material breach of his obligations under the agreement;

•	the willful and continued failure or refusal to satisfactorily perform his duties;

•	a conviction of or pleading guilty (or no contest) to a felony or to another crime involving dishonesty or moral turpitude or which reflects negatively upon the Company or impairs its operations;

•	engaging in any misconduct, negligence, act of dishonesty (including any violation of federal securities laws) or violence that is materially injurious to the Company;

•	a material breach of a restrictive covenant (i.e., non-competition, non-solicitation) or Company policy;

•	refusal to follow the directions of the Board; or

•	any other willful misconduct that is materially injurious to AAM's financial condition or business reputation.
In addition, Mr. Dauch and Mr. Simonte may resign for good reason, which means:

•	a material decrease in compensation or a failure by the Company to pay material compensation;

•	a material diminution of responsibilities, positions or titles (other than solely as a result of the Company ceasing to be a publicly-traded company);

•	relocation more than 50 miles outside the Detroit-metropolitan area; or

•	a material breach by the Company.
Upon termination for cause or resignation without good reason, Mr. Dauch and Mr. Simonte are entitled to receive only accrued and unpaid compensation. Participation in the Company’s benefit plans would cease upon termination.
If employment is terminated without cause or upon resignation for good reason on or within two years following a CIC, Mr. Dauch and Mr. Simonte are entitled to a severance payment of a multiple of annual base salary and annual bonus, plus a target annual bonus prorated through the termination date. The annual bonus payment is determined based on the higher of his target annual bonus for either the year of the CIC or the year of termination. The severance multiple for Mr. Dauch is three times and Mr. Simonte's multiple is two times. In addition, each would receive medical benefit continuation after termination of employment following a CIC; Mr. Dauch for three years and Mr. Simonte for two years. Each would also receive outplacement services; Mr. Dauch $50,000 and Mr. Simonte $30,000.
If employment is terminated without cause, or upon resignation for good reason not in connection with a CIC, Mr. Dauch and Mr. Simonte are entitled to receive accrued and unpaid compensation and continued payment of base salary for two years following termination. Each would also receive outplacement services; Mr. Dauch $50,000 and Mr. Simonte $30,000.
Certain severance payments are subject to recoupment or clawback. Salary and benefit continuation is also subject to compliance with the confidentiality, non-competition, non-solicitation and intellectual property assignment provisions of each employment agreement as well as the execution and non-revocation of a general waiver and release of claims.
If employment terminates due to disability or death, Mr. Dauch and Mr. Simonte will be entitled to accrued benefits under applicable benefit plans and programs.
AAM Executive Officer Change in Control Plan
Under the AAM Executive Officer Change in Control Plan adopted in February 2015, upon termination of employment by the Company without cause or resignation by an executive officer (other than Mr. Dauch and Mr. Simonte) for good reason on or within two years following a CIC, each eligible executive officer will be entitled to certain severance payments and benefits, in addition to other accrued compensation and benefits:

•	a cash amount equal to annual base salary multiplied by two;

•	a cash amount equal to target annual bonus multiplied by two, with target annual bonus determined as the greater of the target amount in the year of the CIC or the year of termination of employment;

•	reimbursement of outplacement service costs of up to $30,000 incurred within 24 months following termination of employment; and

•	continued participation in AAM's medical benefit plans for two years following termination of employment, or, in certain cases, a cash amount equal to the value of the benefit continuation.

For purposes of the CIC Plan, cause means: (1) the participant's willful and continued failure or refusal to satisfactorily perform his/her duties; (2) a conviction of or pleading guilty (or no contest) to a felony or to another crime involving dishonesty or moral turpitude or which reflects negatively upon the Company or impairs its operations; (3) engaging in any willful misconduct, gross negligence, act of dishonesty (including any violation of federal securities laws) or violence that is injurious to the Company; (4) a material breach of any restrictive covenant or any material written policy of the Company; (5) a material failure to comply with any material applicable laws and regulations or professional standards relating to the business of the Company; or (6) any other misconduct that is injurious to the financial condition or business reputation of the Company.

The CIC Plan defines good reason to include any of the following acts or omissions: (1) a material reduction in a participant's position, authority, duties or responsibilities following the CIC; (2) a material reduction in a participant's annual base salary or bonus opportunity in effect prior to the CIC; or (3) a relocation of the office at which the participant is to perform the majority of his or her duties following a CIC to a location more than 50 miles from such location prior to the CIC.
This salary and benefit continuation is subject to the executive officer's compliance with the confidentiality, non-competition, non-solicitation and intellectual property assignment provisions of the CIC Plan as well as the execution and non-revocation of a general waiver and release of claims. Certain severance payments are also subject to recoupment or clawback.
No Tax Gross Ups
The Company does not provide tax gross ups to executive officers upon a CIC. If any of the payments or benefits under Mr. Dauch's or Mr. Simonte's employment agreement or the CIC Plan are deemed to be parachute payments under Section 280G of the Code and would be subject to the excise tax imposed under Section 4999 of the Code, the payments or benefits will be reduced by the amount required to avoid the excise tax if the reduction would give a better after-tax result than if the full payments and benefits were received.
Non-Competition Agreements
Pursuant to their non-competition agreements with the Company, Mr. May, Mr. Satine, Mr. Willemse and Mr. Woychowski are prohibited, while employed by AAM and for one year following termination of employment (prior to a CIC), from:

•	directly or indirectly engaging in any business that competes with AAM;

•	soliciting or inducing our employees to leave AAM, or offering employment to our employees or otherwise interfering with our relationship with our employees, agents or consultants; and

•	using, exploiting or disclosing our confidential information to any third party without our prior written consent.

Potential Payments Upon Termination or Change in Control
The tables below reflect potential payments to each NEO (other than Mr. Woychowski) upon resignation for good reason, termination without cause, disability, retirement and a CIC as of December 31, 2015. Upon termination for cause or resignation without good reason, each NEO would receive only accrued and unpaid compensation and benefits. The assumptions used to determine retirement benefits for eligible NEOs are the same as those used in our audited consolidated financial statements for the fiscal year ended December 31, 2015. See Note 5 to the audited consolidated financial statements in our 2015 annual report on Form 10-K. Mr. Dauch, Mr. May and Mr. Simonte were not eligible to retire as of December 31, 2015. The footnotes following the tables provide additional detail regarding the potential payments and benefits shown for each termination scenario.

David C. Dauch	For Good Reason Resignation ($)	Without Cause Termination ($)	Disability Retirement(1) ($)	Retirement ($)	Termination Upon a Change in Control(2) ($)
Compensation:
Severance	2,300,000(3)	2,300,000(3)	—	—	3,450,000(4)
Annual Incentive	2,256,875(3)	2,256,875(3)	2,256,875(5)	—	6,569,375(4)
Long Term Incentives:
RSUs(6)	—	—	4,966,144	—	4,966,144
2013 Performance Unit Awards(7)	—	2,852,500	2,852,500	—	2,852,500
2014 Performance Share Awards(8)	—	1,628,663	1,628,663	—	1,628,663
2015 Performance Share Awards(9)	—	711,664	711,664	—	2,134,993

Other Benefits:
Retirement Plans	—	—	—	—	—
SERP	—	—	—	—	—
Welfare Benefit	—	—	—	—	—
Deferred Compensation(10)	385,522	385,522	385,522	—	385,522
Health care(11)	34,754	34,754	320,403	—	53,903
Disability(12)	—	—	7,623,096	—	—
Life Insurance(13)	—	—	98,206	—	—
Outplacement Services(14)	50,000	50,000	—	—	50,000
Total	5,027,151	10,219,978	20,843,073	—	22,091,100

Christopher J. May	For Good Reason Resignation ($)	Without Cause Termination ($)	Disability Retirement(1) ($)	Retirement ($)	Termination Upon a Change in Control(2) ($)
Compensation:
Severance	—	—	—	—	700,000(15)
Annual Incentive	—	—	297,646(5)	—	717,646(15)
Long Term Incentives:
RSUs(6)	—	—	433,025	—	433,025
2013 Performance Unit Awards	—	—	—	—	—
2014 Performance Share Awards	—	—	—	—	—
2015 Performance Share Awards	—	—	—	—	—

Other Benefits:
Retirement Plans	—	—	—	—	—
SERP	—	—	—	—	—
Welfare Benefit	—	—	—	—	—
Deferred Compensation	—	—	—	—	—
Health care(16)	—	—	419,808	—	30,944
Disability(12)	—	—	3,162,867	—	—
Life Insurance(13)	—	—	26,744	—	—
Outplacement Services(17)	—	—	—	—	30,000
Total	—	—	4,340,090	—	1,911,615

Michael K. Simonte	For Good Reason Resignation ($)	Without Cause Termination ($)	Disability Retirement(1) ($)	Retirement ($)	Termination Upon a Change in Control(2) ($)
Compensation:
Severance	1,280,000(3)	1,280,000(3)	—	—	1,280,000(4)
Annual Incentive	887,573(3)	887,573(3)	887,573(5)	—	2,167,573(4)
Long Term Incentives:
RSUs(6)	—	—	1,470,824	—	1,470,824
2013 Performance Unit Awards(7)	—	886,394	886,394	—	886,394
2014 Performance Share Awards(8)	—	473,879	473,879	—	473,879
2015 Performance Share Awards(9)	—	190,410	190,410		571,230

Other Benefits:
Retirement Plans	—	—	—	—	—
SERP	—	—	—	—	—
Welfare Benefit	—	—	—	—	—
Deferred Compensation	—	—	—	—	—
Health care(11)	34,754	34,754	315,131	—	34,754
Disability(12)	—	—	4,561,542	—	—
Life Insurance(13)	—	—	54,733	—	—
Outplacement Services(14)	30,000	30,000	—	—	30,000
Total	2,232,327	3,783,010	8,840,486	—	6,914,654

Alberto L. Satine	For Good Reason Resignation ($)	Without Cause Termination ($)	Disability Retirement ($)	Retirement ($)	Termination Upon a Change in Control(2) ($)
Compensation:
Severance	—	—	—	—	1,020,000(15)
Annual Incentive	—	—	547,145(5)	547,145(5)	1,363,145(15)
Long Term Incentives:
RSUs(6)	—	—	640,267	164,967	640,267
2013 Performance Unit Awards(7)	—	352,080	352,080	352,080	352,080
2014 Performance Share Awards(8)	—	228,442	228,442	228,442	228,442
2015 Performance Share Awards(9)	—	91,796	91,796	91,796	275,388

Other Benefits:
Retirement Plans(18)	504,473	504,473	727,130	434,290	504,473
SERP(19)	638,564	638,564	409,396	638,564	638,564
Welfare Benefit(20)	—	—	14,216	—	—
Deferred Compensation	—	—	—	—	—
Health care(16)	—	—	—	—	47,384
Disability	—	—	—	—	—
Life Insurance	—	—	—	—	—
Outplacement Services(17)	—	—	—	—	30,000
Total	1,143,037	1,815,355	3,010,472	2,457,284	5,099,743

Norman Willemse	For Good Reason Resignation ($)	Without Cause Termination ($)	Disability Retirement ($)	Retirement ($)	Termination Upon a Change in Control(2) ($)
Compensation:
Severance	—	—	—	—	900,000(15)
Annual Incentive	—	—	482,775(5)	482,775(5)	1,202,775(15)
Long Term Incentives:
RSUs(6)	—	—	468,860	118,760	468,860
2013 Performance Unit Awards(7)	—	260,800	260,800	260,800	260,800
2014 Performance Share Awards(8)	—	162,884	162,884	162,884	162,884
2015 Performance Share Awards(9)	—	67,666	67,666	67,666	202,999

Other Benefits:
Retirement Plans(21)	309,197	309,197	286,746	286,746	309,197
SERP(19)	583,430	583,430	583,430	583,430	583,430
Welfare Benefit(20)	—	—	9,237	—	—
Deferred Compensation(10)	126,703	126,703	126,703	126,703	126,703
Health care(16)	—	—	—	—	47,385
Disability	—	—	—	—	—
Life Insurance	—	—	—	—	—
Outplacement Services(17)	—	—	—	—	30,000
Total	1,019,330	1,510,680	2,449,101	2,089,764	4,295,033

Terry J. Woychowski (as of December 9, 2015)	Without Cause Termination ($)
Compensation:
Severance (actual payment amount)(22)	448,168
Annual Incentive	—
Long Term Incentives:
RSUs(23)	—
2013 Performance Unit Awards (actual payment amount)(24)	440,100
2014 Performance Share Awards (actual pro-rated payment amount)(25)	259,454
2015 Performance Share Awards (actual pro-rated payment amount)(25)	101,205

Other Benefits:
Retirement Plans	—
SERP	—
Welfare Benefit	—
Deferred Compensation	—
Health care	—
Disability	—
Life Insurance	—
Outplacement Services	—
Total	1,248,927

Notes to Termination Tables

(1)
Assumes total and permanent disability on December 31, 2015. Because Mr. Dauch, Mr. May and Mr. Simonte are not eligible to retire on December 31, 2015, the amounts assume continued employment (on leave) until retirement at 65.

(2)
For Mr. Dauch and Mr. Simonte, amounts reflect CIC benefits under their employment agreements and outstanding LTI awards as of December 31, 2015. For other NEOs, amounts reflect payments and benefits under the CIC Plan and outstanding LTI awards as of December 31, 2015.

(3)
Under their employment agreements, Mr. Dauch and Mr. Simonte are entitled to receive two years’ base salary (payable semimonthly) and accrued and unpaid compensation upon resignation for good reason or termination without cause. The annual bonus amounts reflect 2015 awards paid in March 2016.

(4)
Upon termination without cause or resignation for good reason on or within two years following a CIC, Mr. Dauch and Mr. Simonte are entitled to a multiple of base salary and annual bonus (Mr Dauch, three times; Mr. Simonte, two times) plus a target annual bonus prorated through termination. The severance amount for each reflects base salary as of December 31, 2015 times the applicable multiple. The annual bonus amount for each reflects the 2015 award paid in March 2016 and the 2015 target bonus times the applicable multiple.

(5)
In the event of disability or retirement, AAM’s Incentive Compensation Plan for Executive Officers provides a pro-rata award payout through the date of disability or retirement. The amounts reflect 2015 awards payable in March 2016 under a disability termination event and also upon retirement for Mr. Satine and Mr. Willemse.

(6)
Outstanding RSUs vest upon termination of employment due to death, disability or upon a CIC. The value reflects the number of RSUs multiplied by the closing price of AAM common stock on December 31, 2015. In the event of retirement, RSUs granted in 2014 and 2015 vest pro-rata based on continued employment through retirement. In the event of retirement for Mr. Satine and Mr. Willemse, the amounts reflect approximately 2/3 of their 2014 RSU awards and 1/3 of their 2015 RSU awards multiplied by the closing price of AAM common stock on December 31, 2015.

(7)
The 2013 performance unit awards payable in the event of disability, retirement, termination without cause or upon a CIC are determined based on actual performance through December 31, 2015. Amounts reflect awards earned through December 31, 2015 and paid in March 2016.

(8)
The 2014 performance share awards payable in the event of a disability, retirement, termination without cause or upon a CIC are based on target performance and reflect the pro-rata portion of employment during the performance period. As of December 31, 2015, approximately 2/3 of the performance period has lapsed. Amounts reflect pro-rata awards at the target amount of shares multiplied by the closing price of AAM common stock on December 31, 2015.

(9)
The 2015 performance share awards payable in the event of a disability, retirement or termination without cause are based on target performance and reflect the pro-rata portion of employment during the performance period. As of December 31, 2015, approximately 1/3 of the performance period has lapsed. Amounts reflect pro-rata awards at the target amount of shares multiplied by the closing price of AAM common stock on December 31, 2015. The 2015 performance share awards vest in full upon termination without cause or resignation for good reason on or within two years following a CIC.

(10)	Amounts reflect account balances in the Executive Deferred Compensation Plan as of December 31, 2015.

(11)
Under their employment agreements, Mr. Dauch and Mr. Simonte are entitled to two years' health care benefits upon resignation for good reason or termination without cause. Upon termination on or within two years following a CIC, Mr. Dauch (three years) and Mr. Simonte (two years) are also entitled to health care benefits. In the event of disability, the amount reflects health care benefits until retirement.

(12)
Reflects benefits equal to 100% of base salary for the first year of disability. Based on participant elections, amounts reflect 60% of base salary until retirement for Mr. Dauch and 66-2/3% for Mr. May and for Mr. Simonte.

(13)	Reflects basic and supplemental life insurance benefits until retirement.

(14)
Under their employment agreements, Mr. Dauch ($50,000) and Mr. Simonte ($30,000) are entitled to reimbursement for outplacement services upon termination without cause, resignation for good reason or termination of employment on or within two years following a CIC.

(15)
Under the CIC Plan, Mr. May, Mr. Satine and Mr. Willemse are entitled to a cash payment equal to two times annual base salary and annual bonus upon termination without cause or resignation for good reason on or within two years following a CIC. The annual bonus amount is based on the greater of the target annual bonus for the year of the CIC or for the year of termination. The severance amount reflects base salary as of December 31, 2015 for two years. The annual bonus amount reflects the 2015 award paid in March 2016 and the 2015 target annual bonus for two years.

(16)
For Mr. May, Mr. Satine and Mr. Willemse, amounts reflect two years' health care benefits provided upon termination without cause or resignation for good reason on or within two years following a CIC. For Mr. May, in the event of disability, the amount reflects health care benefits until retirement.

(17)
Under the CIC Plan, Mr. May, Mr. Satine and Mr. Willemse are entitled to reimbursement of up to $30,000 of outplacement services upon termination of employment without cause or resignation for good reason on or within two years of a CIC.

(18)	Reflects a joint and survivor benefit payable monthly.

(19)	Reflects the present value of the SERP benefit calculated assuming a lump sum payment for Mr. Satine and Mr. Willemse.

(20)	Reflects welfare benefits assuming retirement under the retiree welfare plan.

(21)	Reflects Mr. Willemse's benefits in the Albion Pension Plan as of December 31, 2015.

(22)	Under the separation agreement with Mr. Woychowski, AAM made a lump sum severance payment in exchange for his release of all claims against the Company.

(23)	Upon his termination, Mr. Woychowski's outstanding RSUs were forfeited.

(24)	Under the 2013 performance unit award agreement, Mr. Woychowski received a cash payout based on the Company's actual performance through December 31, 2015.

(25)
Under the 2014 and 2015 performance share award agreements, Mr. Woychowski received pro-rata payouts upon termination of employment. The amounts reflect the number of shares multiplied by the closing price of AAM common stock on December 10, 2015.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

AAM is seeking a non-binding advisory vote from our stockholders to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis (CD&A) and narrative and tabular disclosures in this proxy statement. In the CD&A, we provide a detailed description of our compensation programs, including our compensation philosophy and objectives, the individual elements of executive pay, and how the programs are administered. We encourage you to review the CD&A, together with the other narrative and tabular disclosures, in considering your advisory vote on our named executive officers’ compensation.
Our executive officer compensation program is designed to reward performance that supports the achievement of our business objectives and creates long-term stockholder value. The Compensation Committee considers the following fundamental objectives, among others, in determining our compensation programs:

•	Compensation and benefit programs should attract, motivate and retain experienced executives who are vital to our short-term and long-term success, profitability and growth;

•	Compensation and benefit programs should reward Company and individual performance; and

•	Compensation and benefit programs should foster the long-term focus required to deliver value to our stockholders.
Our executive officer compensation program also reflects an externally competitive compensation structure based on a market study of executive compensation programs in AAM's comparative peer group. In order to ensure that our compensation program drives performance in support of our strategic principles and cultural values, we regularly compare our compensation practices and governance against market best practices and stockholder feedback.
At our 2015 annual meeting of stockholders, over 98% of the votes cast were in favor of the Company's say-on-pay proposal. The Committee and the Board considered this favorable outcome as a reflection of our stockholders' strong support of the overall executive compensation program for our NEOs.
Although the vote on this proposal is advisory and non-binding, the Board and the Compensation Committee will carefully consider the voting results when making future compensation decisions.

The Board unanimously recommends a vote FOR the approval of the compensation of our named executive officers.

2015 COMPENSATION OF NON-EMPLOYEE DIRECTORS
Total 2015 compensation of our non-employee directors is shown below.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Elizabeth A. Chappell	114,000	100,019	800	214,819
Forest J. Farmer(4)	45,000	—	3,700	48,700
Steven B. Hantler	101,500	100,019	1,100	202,619
William L. Kozyra(5)	58,500	100,019	—	158,519
Richard C. Lappin(4)	55,000	—	—	55,000
Peter D. Lyons(5)	56,500	100,019	—	156,519
James A. McCaslin	155,500	100,019	—	255,519
William P. Miller II	120,500	100,019	—	220,519
John F. Smith	116,000	100,019	300	216,319
Samuel Valenti III	117,500	100,019	—	217,519
Thomas K. Walker(4)	45,000	—	1,100	46,100

(1)	Fees earned in 2015 for services whether paid in cash or deferred under the AAM Executive Deferred Compensation Plan.

(2)
Reflects the full grant date fair value of restricted stock unit awards granted on April 30, 2015 calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in our financial statements. The grant date fair value of equity awards is calculated using the closing market price of AAM common stock on the grant date of $24.93. See Note 6 to the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2015 regarding assumptions underlying the valuation of equity awards.

(3)
The Company reimburses non-employee directors for travel and related out-of-pocket expenses in connection with attending Board, committee and stockholder meetings. From time to time, the Company invites spouses of non-employee directors to attend Company events associated with these meetings. The Company pays for spousal travel and certain other expenses and reimburses non-employee directors for taxes attributable to the income associated with this benefit. Amounts reflect reimbursement of taxes on this income.

(4)	Mr. Farmer, Mr. Lappin and Mr. Walker served on the Board through April 30, 2015.

(5)	Mr. Lyons and Mr. Kozyra joined the Board on April 30, 2015.

As of December 31, 2015, each non-employee director had the following number of outstanding RSUs (including those deferred). No options were outstanding as of December 31, 2015.

Name	Restricted Stock Units Outstanding (#)
Elizabeth A. Chappell	36,584
Steven B. Hantler	25,484
William L. Kozyra	4,012
Peter D. Lyons	4,012
James A. McCaslin	25,484
William P. Miller II	39,834
John F. Smith	25,484
Samuel Valenti III	9,471

Narrative Description of Non-Employee Director Compensation
2015 Annual Retainer and Meeting Attendance Fees
The Board, upon recommendation of the Compensation Committee, approved a change to the structure of the non-employee director compensation effective August 1, 2015. In consideration of a market study of non-employee director compensation performed by Meridian, the non-employee director compensation was changed to eliminate meeting fees. In lieu of meeting fees, the non-employee director annual retainer was increased from $80,000 to $110,000, committee chair annual retainers were added, and the lead director annual retainer was increased from $20,000 to $30,000.

Effective August 1, 2015:
Annual retainer	$110,000
Committee chair annual retainer:
Audit Committee chair	20,000
Other committee chair	10,000
Lead director annual retainer	30,000
Non-employee director compensation included meeting attendance fees (Board $1,500; Committee Chairman $3,000; Committee members $2,000) through July 31, 2015.
Restricted Stock Units (RSUs). For 2015, each non-employee director received an award of RSUs equal to a grant date value of $100,000 on April 30, 2015, the date of the annual stockholder meeting. The awards are payable in stock and vest in one year, unless vesting is accelerated upon death, disability or a change in control. In connection with the change in fee structure effective August 1, 2015, the Board also approved an increase to the 2016 non-employee director annual RSU award grant date value to $110,000.
Deferral. Non-employee directors may elect to defer, on a pre-tax basis, a portion of their retainer and meeting fees and receive tax-deferred earnings (or losses) on the deferrals under AAM’s Executive Deferred Compensation Plan. The rate of return on deferred amounts is based on the performance of selected benchmark funds identified in the plan, which is described in Nonqualified Deferred Compensation above. Non-employee directors may also elect to defer settlement of RSUs until after termination of service from the Board.
Stock Ownership Guidelines. The Compensation Committee has adopted non-employee director stock ownership guidelines equal to a multiple of three times the annual retainer. Non-employee directors are expected to meet the guidelines within three years from the date of election to the Board. Shares owned directly, deferred RSUs and unvested RSUs count toward the guidelines while unexercised stock options are not included. Each non-employee director has met the ownership guidelines or is on track to meet these ownership guidelines. Current stock ownership of non-employee directors is shown in the Security Ownership section below.
Anti-hedging and Anti-pledging policy. Non-employee directors are prohibited from entering into transactions that may result in a financial benefit if our stock price declines, or any hedging transaction involving our stock, including but not limited to the use of financial derivatives, short sales or any similar transactions. Pledging of Company stock is also prohibited.

SECURITY OWNERSHIP
The following tables show the number of shares of AAM common stock beneficially owned as of March 8, 2016 (unless otherwise noted) by:
•each person known to us who beneficially owns more than 5% of AAM common stock;
•each of our non-employee directors and nominees;
•our named executive officers (unless otherwise noted); and
•all directors, nominees and executive officers as a group.
A beneficial owner of stock is a person who has voting power (the power to control voting decisions) or investment power (the power to cause the sale of the stock). All individuals listed in the tables have sole voting and investment power over the shares (unless otherwise noted).
The beneficial ownership calculation includes 76,484,312 shares of AAM common stock outstanding on March 8, 2016.
MORE THAN 5% BENEFICIAL OWNERS
The table below shows the name, address and share ownership of each person or organization known by us to be a beneficial owner of more than 5% of AAM’s common stock as of December 31, 2015.

Name and Address	Shares of Common Stock Beneficially Owned	Percent of Shares Outstanding
Blackrock, Inc.(1)	6,318,118	8.30
55 East 52nd Street, New York, NY 10055
The Vanguard Group(2)	7,768,475	10.21
100 Vanguard Blvd., Malvern, PA 19355

(1)	Based on the Schedule 13G filed on January 25, 2016 by Blackrock, Inc., reporting sole voting power over 6,125,449 shares and sole investment power over 6,318,118 shares.

(2)
Based on the Schedule 13G filed on February 10, 2016 by The Vanguard Group, reporting sole voting power over 166,135 shares, sole investment power over 7,601,940, shared voting power over 4,600 shares and shared investment power over 166,535 shares.

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

	Shares Beneficially Owned(1)(2)	Percent of Shares Outstanding
Non-Employee Directors and Nominees
Elizabeth A. Chappell	38,560	*
Steven B. Hantler	30,484	*
William L. Kozyra	4,012	*
Peter D. Lyons	4,012	*
James A. McCaslin	29,484	*
William P. Miller II	47,534	*
John F. Smith	30,484	*
Samuel Valenti III	9,471	*
Named Executive Officers
David C. Dauch(3)	175,608	*
Christopher J. May	11,503	*
Michael K. Simonte	57,500	*
Alberto L. Satine	33,991	*
Norman Willemse	18,159	*
Terry J. Woychowski	20,828	*
Directors, Nominees and Executive Officers as a Group (28 persons)	693,448	*

(*) Less than 1% of the outstanding shares of AAM common stock.

(1)	Includes vested RSUs awarded to non-employee directors that have been deferred. For the number of RSUs held by each non-employee director, see table to the 2015 Compensation of Non-Employee Directors.

(2)
Includes the following number of shares of common stock which may be acquired upon exercise of options that were exercisable or would become exercisable within 60 days: 28,000 for Mr. Dauch; 10,000 for Mr. Simonte; 8,000 for Mr. Satine; and 9,700 for Mr. Willemse.

(3)	Includes 548 shares held in trusts for the benefit of Mr. Dauch’s children.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Based solely on our review of these reports, and written representations from such reporting persons, we believe that the Section 16(a) filing requirements for such reporting persons were met during 2015.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016
The Audit Committee of the Board of Directors of AAM has appointed Deloitte & Touche LLP to serve as the independent registered public accounting firm to examine the Company’s consolidated financial statements for the year ending December 31, 2016. Although ratification is not required by our bylaws or otherwise, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether the appointment is appropriate and will use its discretion in determining whether the appointment of Deloitte & Touche LLP is in the best interests of the Company and its stockholders.
Representatives of Deloitte & Touche LLP will attend the 2016 annual meeting and be available to make a statement or respond to appropriate questions.
The Board unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016.

AUDIT COMMITTEE DISCLOSURE
Report of the Audit Committee
The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company’s financial reporting process by monitoring, among other matters, the quality and integrity of the Company’s financial statements, the independence and performance of Deloitte & Touche LLP (D&T), the Company’s independent registered public accounting firm, and the performance of the Company’s internal auditors. Management has primary responsibility for preparing the consolidated financial statements and for the reporting processes, including the design and maintenance of the Company’s system of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and opining upon the effectiveness of the internal control over financial reporting under the standards of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee is solely responsible for the compensation, appointment and oversight of the Company’s independent registered public accounting firm.
In this context, the Audit Committee has met and held discussions with management, D&T and the internal auditors, separately and together, with and without management present, regarding the Company’s audited consolidated financial statements for the year ended December 31, 2015, and the Company’s internal controls over financial reporting. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the U.S. The Audit Committee also discussed with D&T the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees, applicable rules of the SEC, and other relevant professional and regulatory standards, which include, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements. Further, the Audit Committee discussed with the internal auditors the Company’s plans for and scope of internal audits, identification of audit risks and results of audit activities.
The Audit Committee reviewed and discussed with D&T the auditor’s independence from the Company and the Company’s management. As part of that review, D&T submitted to the Audit Committee the written disclosures and the letter required by requirements of the PCAOB regarding D&T’s communication with the Audit Committee concerning independence. Further, the Audit Committee discussed with D&T the firm’s independence and considered whether D&T’s performance of non-audit services to the Company was compatible with maintaining D&T’s independence. The Audit Committee concluded that D&T is independent from the Company and its management.
Based on the considerations described above and the limitations of the role and responsibilities of the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2015 be included in the Company’s 2015 annual report on Form 10-K.
Audit Committee of the Board of Directors
William P. Miller II, Chairman
Peter D. Lyons
John F. Smith
Samuel Valenti III

Policy for Pre-Approval of Audit and Non-Audit Services
The Audit Committee’s policy is to approve in advance all audit and permitted non-audit services (including scope, fee structure and the potential effect of the service on the auditor’s independence) to be performed for the Company by its independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Chairman of the Audit Committee may pre-approve permissible non-audit services that arise between Audit Committee meetings, provided the fees do not exceed a limit established by the Audit Committee and the Audit Committee is informed of the decision to pre-approve the service at its next scheduled meeting. The Audit Committee received regular updates on the amount of fees and scope of audit, non-audit and tax services provided by D&T during 2015. All services provided by D&T during fiscal 2015 were authorized and approved by the Audit Committee in compliance with applicable pre-approval policies and procedures.
Independent Registered Public Accounting Firm’s Fees
The following table shows the fees for professional services rendered by D&T for the audit of the Company's financial statements for the years ended December 31, 2015 and December 31, 2014, and fees billed for other services rendered by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates during those periods.

	December 31,
	2015	2014
Audit Fees(1)	$2,110,826	$1,753,564
Audit Related Fees(2)	25,700	—
Tax Fees(3)	505,500	671,410
All Other Fees(4)	164,095	164,043
Total	$2,806,121	$2,589,017

(1)
Audit fees include fees for the audit of annual consolidated financial statements and internal controls over financial reporting, reviews of quarterly consolidated financial statements, statutory audits, consents and comfort letters, reviews of documents filed with the SEC and other services related to SEC matters.

(2)
Audit-related fees are for services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. This category also refers to fees for the audit of employee benefit plans.

(3)	Fees for tax services in 2015 and 2014 consisted of fees for tax compliance, tax advice and tax planning services.

(4)
Other fees in 2015 consisted of fees for advisory services primarily related to government grants to a foreign subsidiary. Other fees in 2014 were for advisory services related to government grants to foreign subsidiaries and conflict minerals reporting compliance.

OTHER MATTERS
Expenses of Solicitation
The Board is soliciting your proxy, and the expense of soliciting proxies will be borne by AAM. Proxy materials were distributed by mail by Computershare Trust Company, N.A. In addition, AAM will reimburse brokers, banks and other holders of record for their expenses in forwarding proxy materials to stockholders.
We have retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $11,000 plus reimbursement of certain out-of-pocket expenses. Georgeson may be contacted at (888) 216-0459. In addition, our officers and certain other employees may solicit proxies personally or by telephone, fax or e-mail. They will receive no special compensation for these services.
Stockholder Proposals for 2017 Annual Meeting
Under SEC rules, stockholder proposals for the 2017 annual meeting of stockholders must be received by the Secretary of AAM at One Dauch Drive, Detroit, MI 48211-1198, on or before November 20, 2016 in order to be eligible for inclusion in the Company’s 2017 proxy materials. In addition, AAM’s bylaws require stockholders intending to present any matter for consideration at the 2017 annual meeting of stockholders, other than through inclusion in our proxy materials, to notify AAM’s Secretary in writing at the above address on or before February 23, 2017, but no earlier than February 3, 2017.
Obtaining a copy of 2015 Form 10-K
AAM will furnish to stockholders without charge a copy of our annual report on Form 10-K for the year ended December 31, 2015. Requests should be directed to American Axle & Manufacturing Holdings, Inc., Investor Relations Department, One Dauch Drive, Detroit, MI 48211-1198, or by e-mail to investorrelations@aam.com. The 2015 Annual Report on Form 10-K is available on our website at http://investor.aam.com.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 5, 2016.

Vote by Internet • Go to www.envisionreports.com/axl • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3.
1	Election of Directors:	For	Withhold				For	Withhold			+
	01 - Elizabeth A. Chappell	☐	☐	02 - John F. Smith			☐	☐
				For	Against	Abstain			For	Against	Abstain
2	Approval, on an advisory basis, of the compensation of the Company's named executive officers.			☐	☐	☐	3	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.		☐	☐
4
In their discretion, the proxies are authorized to the extent permitted by law to vote on any and all other matters as may properly come before the meeting, including the authority to vote to adjourn the meeting.

B	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	å

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. This section must be completed for your instructions to be executed.

	Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

 02AGBA
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — American Axle & Manufacturing Holdings, Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON May 5, 2016
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
David C. Dauch and David E. Barnes, or either of them, with full power of substitution, are authorized to vote all of your shares as if you were present at the Annual Meeting of Stockholders of American Axle & Manufacturing Holdings, Inc. to be held in the Auditorium at AAM’s World Headquarters Complex, One Dauch Drive, Detroit, Michigan, at 8:00 a.m. on May 5, 2016 or at any adjournments of the meeting.
This proxy will be voted as you specify on the reverse side. If you do not make a choice, this proxy will be voted for the director nominees in Proposal 1, for the approval, on an advisory basis, of the compensation of the Company’s named executive officers in Proposal 2 and for ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm in Proposal 3.
Voting over the Internet or by telephone reduces costs to AAM. If you vote over the Internet or by telephone, please do not mail this card.
(Items to be voted appear on reverse side.)